PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 13, 2003)	Registration Number 333-110453
333-110453-01

US$500,000,000

Queensland Treasury Corporation

(A corporation constituted under the laws of the State of Queensland)

Medium-Term Notes, Series A

Due from 9 Months to 30 Years from the Date of Issue

Guaranteed By

The Treasurer on behalf of

The Government of Queensland

Terms:    We plan to offer and sell notes with various terms, including the following:

•	Ranking as our senior indebtedness
•	Stated maturities of 9 months to 30 years from date of issue
•	Redemption and/or repayment provisions, whether mandatory, at our option, or at your option or none at all
•	Payments in U.S. dollars or one or more foreign currencies
•	Minimum denominations of US$1,000 or other specified Stated maturities of 9 months to 30 years from date of issue denominations for foreign currencies
•	Book-entry (through The Depository Trust Company (“DTC”)) or certificated form
•	Interest payments on the fixed rate notes on an annual or semiannual basis
•	Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis
•	Guaranteed unconditionally as to principal and interest by the Treasurer on behalf of the Government of Queensland

Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

•	Commercial paper rate
•	Prime time
•	CD rate
•	Federal funds effective rate
•	LIBOR
•	Treasury rate
•	Australian Bank Bill Rate
•	Any other interest basis or interest rate formula as may be specified in the applicable pricing supplement
•	Interest or principal payments by reference to a formula or index

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell the notes to the dealers as principals for resale at varying or fixed offering prices or through the dealers as our agents. Unless otherwise agreed between us and the relevant dealer and specified in the applicable pricing supplement, the price to the public for the notes will be 100% of the principal amount. If we sell the notes through the dealers, as agents, we may pay the dealers certain fees or commissions which, if applicable, will be disclosed in the applicable pricing supplement. We may also sell the notes without the assistance of the dealers (whether acting as principal or as our agent).

If we sell other securities referred to in the accompanying prospectus in the United States, however, the aggregate principal amount of notes that we may offer and sell in the United States under this prospectus supplement may be reduced.

The notes are being offered on a continuing basis by us through the dealers. Each dealer has agreed to use best efforts to solicit offers to purchase the notes. The notes will not be listed on any securities exchange, unless otherwise indicated in the applicable pricing supplement. You cannot be assured that the notes offered by this prospectus supplement will be sold or that there will be a secondary market for the notes.

Deutsche Bank Securities

ABN AMRO Incorporated

Citigroup

Credit Suisse First Boston

RBC Capital Markets

The date of this prospectus supplement is November 25, 2003.

Prospectus Supplement

Prospectus

You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. Neither we nor any dealer has authorized anyone else to provide you with different or additional information. Neither we nor any dealer is making an offer of these notes in any state of the United States or any other jurisdiction where the offer is not permitted. You should not assume that the information in the accompanying prospectus, this prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of those documents.

INTRODUCTORY STATEMENT

The notes offered by any pricing supplement, this prospectus supplement and the accompanying prospectus constitute a separate series of our securities being offered by us from time to time and registered under a registration statement  No. 333-110453 which we and the Government of Queensland have filed with the SEC under the United States Securities Act of 1933, as amended (the “Securities Act”).

The distribution of this prospectus supplement and the accompanying prospectus and the offering or the sale of the notes in certain jurisdictions may be restricted by law. Persons who receive a copy of this prospectus supplement and the accompanying prospectus are required by us and the dealers to inform themselves about and observe any restrictions. For a description of certain restrictions on offers and sales of notes and on distribution of this prospectus supplement and the accompanying prospectus, see “Plan of Distribution of Notes—Selling Restrictions” in this prospectus supplement and “Description of Securities and Guarantee—Selling Restrictions” in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, references to “dollars” and “A$” are to Australian dollars, and references to “US dollars”, “U.S. dollars” or “US$” are to United States dollars.

WHERE YOU CAN FIND

MORE INFORMATION

We file annual reports and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to filed documents containing that information. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information as well as the information included in this prospectus supplement. We incorporate by reference the annual report on Form 18-K for us and the Government of Queensland for the fiscal year ended June 30, 2002 and any future reports and amendments as filed with the SEC after the date of this prospectus supplement under Sections 13(a) and 13(c) of the United States Securities Exchange Act of 1934.

You may request a copy of our Form 18-K and any amendments made to it (other than any exhibits unless specifically incorporated by reference into this prospectus supplement), at no cost, by writing or telephoning us at Level 14, Queensland Minerals and Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, attention: Corporate Services Division, telephone (011) (61-7) 3842-4600.

DESCRIPTION OF THE

NOTES AND GUARANTEE

The following description of the particular terms of the notes and the guarantee offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of securities (as defined in the accompanying prospectus) set forth under the heading “Description of Securities and Guarantee” in the accompanying prospectus, to which description reference is hereby made. See “Glossary” for definitions of certain terms used in this prospectus supplement. The following description of notes will apply unless otherwise specified in an applicable pricing supplement.

The notes offered hereby will be issued under the amended and restated fiscal agency agreement, dated as of November 1, 2002, as described in this prospectus supplement, between us and Deutsche Bank Trust Company Americas, whose corporate trust address is located at 60 Wall Street, New York, New York 10005, as fiscal agent. The amended and restated fiscal agency agreement has been filed with the SEC as an exhibit to our Form 18-K for the fiscal year ended June 30, 2002.

The notes will have the benefit of Deeds of Guarantee dated as of April 16, 1992, December 16, 1993, September 26, 1994, January 24, 2001 and December 4, 2001 and executed by the Treasurer on behalf of the Government of Queensland as Guarantor, in accordance with the approval of the Governor in Council in the State of Queensland. See “Description of Securities and Guarantee—Guarantee of the Treasurer on Behalf of the Government of Queensland” in the accompanying prospectus for a description of the guarantee. Copies of the amended and restated fiscal agency agreement and the guarantee are available for inspection at the offices of the fiscal agent.

The beneficial owners of the notes are bound by and are deemed to have notice of all of the provisions of the amended and restated fiscal agency agreement and the guarantee. The notes (including the foreign currency notes) are referred to in the accompanying prospectus as the “securities”. The amended and restated fiscal agency agreement does not limit the aggregate amount of securities which may be issued thereunder, and securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by us for each series. For a description of the rights attaching to different series of securities under the amended and restated fiscal agency agreement, see “Description of Securities and Guarantee” in the accompanying prospectus.

Certain statements in this prospectus supplement are summaries of the terms and conditions of the notes and the guarantee and certain provisions of the amended and restated fiscal agency agreement. Copies of each of these documents are filed as exhibits to the registration statement to which this prospectus supplement relates. These summaries are not complete and are subject to, and are qualified in their entirety by reference to, all of the terms, conditions and provisions of these exhibits, including the definitions therein of certain terms. Wherever particular sections of the amended and restated fiscal agency agreement or terms that are defined in the amended and restated fiscal agency agreement or the notes are referred to in this prospectus supplement or any pricing supplement, it is intended that these sections or defined terms will be incorporated by reference in this prospectus supplement or any pricing supplement, as the case may be.

The notes offered hereby constitute a single series for purposes of the amended and restated fiscal agency agreement and are limited to an aggregate principal amount (or in the case of original issue discount notes or indexed notes, aggregate initial offering price) of US$500,000,000 or, in the case of foreign currency notes, the equivalent thereof at the Market Exchange Rate on the applicable trade dates, in one or more foreign currencies or currency units. Of the aggregate principal amount of US$500,000,000, US$321,680,000 aggregate principal amount of notes have been issued as of the date of this prospectus supplement. Therefore, we may issue up to US$178,320,000 aggregate principal amount of notes, less the US dollar equivalent amount in respect of any sales of other debt securities registered under the registration statement of which the accompanying prospectus forms a part in excess of US$1,045,801,000. We may increase the limit, however, if we determine in the future to sell additional notes.

Information in the Pricing Supplement

We refer you to your applicable pricing supplement for the following terms of the notes being offered to you:

•	the designation of the notes;

•	any limit upon the aggregate principal amount;

•	the date(s) on which the principal of and premium, if any, are payable;

•	the record date or dates;

•	the interest rate, if any, or the manner in which the rate or rates will be determined;

•	the interest accrual dates and the interest payment dates, if any;

•	the place(s) where the principal of and premium and interest is payable, where the notes may be surrendered for transfer or exchange and where notices and demands to or upon us in respect of the notes may be served;

•	the price(s) at which, the period(s) within which and the terms and conditions upon which the notes may be redeemed at our option or otherwise;

•	our obligation, if any, to redeem, purchase or repay the notes and the price at which, the period within which and the terms and conditions upon which the notes will be redeemed, purchased or repaid;

•	the denominations of the notes;

•	whether the notes will be represented by one or more registered global notes and the terms for exchanging the definitive global notes for notes not in global form, if at all;

•	any covenants or agreements from us and any events which give rise to your right to accelerate the maturity of the note;

•	if other than all of the principal amount thereof, the portion of the principal amount of the notes which will be payable upon the acceleration of maturity or otherwise, or the manner in which the portion will be determined;

•	the currency or a composite of currencies in which the principal, any premium and any interest are payable in respect of the notes, and the manner of payment;

•	if the principal and any premium or interest on the notes are to be payable, at our or your election, in a different currency or composite of currencies, then the currency or currencies in which payment of principal and any premium or interest on the notes as to which the election is made will be payable, and the periods within which and the terms and conditions upon which the election is to be made;

•	if the amount of payments of principal of (or premium, if any) or interest on the notes may be determined by reference to an index, the manner in which the amount will be determined;

•	the person to whom any interest on any note will be payable, if other than the registered holder of the note;

•	whether the notes will be subject, at our option, to defeasance or covenant defeasance;

•	any obligation we may have to pay additional amounts and when the obligation shall arise;

•	whether any legends will be stamped or imprinted on all or a portion of the notes, and the terms and conditions upon which the legends may be removed;

•	if warrants are to be issued in connection with the notes, the entity that will act as warrant agent;

•	any other terms of the notes; and

•	the form of the notes.

Any pricing supplement will also describe any special provisions for the payment of additional amounts with respect to the particular notes.

How Our Notes and the Guarantee Rank Against Other Obligations

The notes constitute our direct, unconditional and unsecured obligations, the full faith and credit of which will be pledged for the payment and performance of the notes. At the time of issuance the notes will rank in parity with all of our other direct and general unsecured obligations for borrowed money without any preference granted by us one above the other by reason of priority of date of issue, currency of payment or otherwise.

Pursuant to Section 15 of the Queensland Treasury Corporation Act 1988, except to the extent that it is otherwise provided by the Governor in Council of the State of Queensland, all profits we make will accrue to the benefit of the Consolidated Fund of the State of Queensland and any losses we make will be the responsibility of the Consolidated Fund of the State of Queensland.

By the guarantee, the guarantor guarantees the payment when due of all amounts that are or may become payable by us on, or principal and any premium in respect of, the notes, including, without limitation, the principal and any premium, interest or additional amounts payable in respect of the notes. See “Description of Securities and Guarantee—Payments of Additional Amounts” in the accompanying prospectus. The guarantee is a direct and unconditional obligation of the guarantor. All moneys payable by the guarantor under the guarantee are a charge upon, and will be paid out of, the Consolidated Fund of the State of Queensland which is to the extent necessary appropriated accordingly, and the guarantee ranks in parity with all of its other unsecured obligations.

Each note will mature from 9 months to 30 years from its issue date, as selected by the initial purchaser and agreed to by us.

Maturity of Notes

The notes will be issuable only in registered form without coupons and, unless otherwise specified in the applicable pricing supplement, the notes, other than foreign currency notes, will be issuable only in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. With respect to denominations of foreign currency notes, see “Special Provisions and Risks Relating to Foreign Currency Notes” in this prospectus supplement.

Form of Notes

Notes may be issued in definitive form or may be represented by a permanent global note or notes, as indicated in the applicable pricing supplement, registered in the name of the depositary. See “Book-Entry Notes” in this prospectus supplement.

Original Issue Discount Notes

The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the principal amount thereof will become due and payable. In the event of redemption or acceleration of the maturity of an original issue discount note, the amount payable to you upon the redemption or acceleration will be determined in accordance with the terms of the note, but will be an amount less than the amount payable at the stated maturity of the note. In addition, a note issued at a discount may, for United States federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of the note. Accordingly, United States holders, including cash basis holders, may be required to report income in respect of the notes before the receipt of cash attributable thereto. See “Description of Securities and Guarantee—United States Federal Taxation” in the accompanying prospectus.

Currency of Notes

Unless otherwise indicated in the applicable pricing supplement, the notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on the notes will be made in U.S. dollars in the manner indicated in the accompanying prospectus and in this prospectus supplement. If any of the notes are to be denominated in a currency or currency unit other than U.S. dollars, additional information pertaining to the terms of the notes and other matters relevant to you will be described in the applicable pricing supplement. See “Special Provisions and Risks Relating to Foreign Currency Notes” in this prospectus supplement for a discussion of the risks associated with foreign currency notes.

Indexed Notes

The notes may be issued as indexed notes as indicated in the applicable pricing supplement. If you hold indexed notes you may receive payments of principal, premium or interest that will be computed by reference to a formula based on the relative value, rate or price of one or more specified commodities, currencies or indices. If you hold currency indexed notes, you may receive a principal amount at maturity that is greater than, equal to, or less than the face amount of the notes depending upon the fluctuations of the specified exchange rate or exchange rates. Specific information pertaining to the method for determining the amount payable in respect of principal, premium or interest, an historical comparison of the relative value, rate of price of each specified commodity, currency or index and the face amount of the indexed note and certain additional tax considerations will be described in the applicable pricing supplement.

Redemption of Notes

General.    Your pricing supplement will indicate either that a note cannot be redeemed prior to its stated maturity or that a note will be redeemable at our option on or after a specified date prior to its stated maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption. In addition, the applicable pricing supplement will indicate either that we will not be obligated to redeem or purchase a note at your option or that we will be so obligated. If we will be so obligated, the applicable pricing supplement will indicate the date or dates on which (or, if applicable, the event or events upon the occurrence of which) and the price or prices at which the applicable notes will be redeemed or purchased, in whole or in part, pursuant to the obligation and the other detailed terms and provisions of the obligation. All notes which are redeemed will forthwith be cancelled and accordingly may not be reissued or resold.

Unless otherwise specified in an applicable pricing supplement, the notes will not be subject to any sinking fund or analogous provisions.

We may at any time purchase notes in any manner and at any price subject to compliance with any applicable laws.

Redemption for Taxation Reasons.    Unless otherwise indicated in the applicable pricing supplement, if we, on the occasion of the next payment in respect of any notes, are obligated to pay any additional amounts (as are referred to in “Payments of Additional Amounts in Certain Circumstances” in this prospectus supplement) as a result of:

•	any amendment to or change in the laws, regulations or published tax rulings of the Commonwealth of Australia or any political subdivision or taxing authority thereof or therein affecting taxation; or

•

any amendment to or change in the official administration, interpretation or application of the laws, regulations or published tax rulings, which amendment or change becomes effective on or after the date of original issuance of the notes, we may, at our option, on the giving of not less than 30 nor more than 60 days’ notice to the holders of the affected notes, redeem those notes as a whole at a redemption price of 100% of the principal amount of the notes to be redeemed, together with accrued interest to the redemption date, provided that, at the time the notice is given, the obligation to pay the additional amount remains in effect and provided further that no notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay the additional amounts were a payment in respect of the notes then due.

If a note is a discount security (as described under the heading “Original Issue Discount Notes” in this prospectus supplement) the amount payable upon redemption will be determined in accordance with the terms of the note, but will be an amount less than the amount payable at the stated maturity of the note.

Events of Default

Unless otherwise specified in an applicable pricing supplement, in case one or more of the following events of default has occurred and is continuing with respect to any note:

•	any principal, premium or interest in respect of any of the notes is not paid when due and remains unpaid for a period of 30 days;

•	we or the guarantor fails to perform any other material obligation under the terms of the notes or the guarantee and the failure is not remedied within a period of 60 days after written notice of that failure is given by any of you to us at the specified office of the fiscal agent;

•	we cease to be a corporation sole constituted by the Under Treasurer of the State of Queensland pursuant to Section 4 of the Statutory Bodies Financial Arrangements Act 1982 under the name and style “The Queensland Government Development Authority” as preserved and continued in existence as so constituted as a corporation sole under the name and style “Queensland Treasury Corporation” by the Queensland Treasury Corporation Act 1988 of the State of Queensland (or by any statutory modification or amendment of either of those Acts) unless our obligations under the notes are forthwith assumed by the guarantor or by a successor statutory body constituted by public Act of the State of Queensland and the guarantee continues to remain in full force and effect in respect thereof;

•	we or the guarantor fail to repay the whole of the principal sum of any of its indebtedness for borrowed money being in excess of US$10,000,000 (or the equivalent thereof in any other currency) within 30 days of the date on which it becomes due and payable or fail to repay the whole of the principal sum of any indebtedness for borrowed money being in excess of US$10,000,000 (or the equivalent thereof in any other currency) under any guarantee given by it in respect thereof within 30 days of the date on which it becomes due and payable under that guarantee; or

•	the guarantee for any reason ceases to be in full force and effect or you cease to be entitled to the full benefit of the guarantee in accordance with its terms and it is not forthwith replaced by another guarantee by the guarantor on substantially the same terms and conditions as the guarantee or by other security as you may approve in accordance with the terms of the notes (see “Meetings of Holders of Notes” and “Modification of the Terms and Provisions of the Notes” in this prospectus supplement);

then in each and every case the principal amount of any note together with all accrued interest thereon will, at your option, and upon your written notice to the fiscal agent, mature and become due and payable on the date on which the written notice is received by the fiscal agent unless prior to the receipt of the notice that the event of default shall have been cured.

A beneficial owner of book-entry notes will have to give notices to us and the guarantor in connection with any event of default, and exercise any other rights against us and the guarantor as a result of the event of default, through the participant through which it is holding its beneficial interest in the notes. See “Book-Entry Notes” in this prospectus supplement.

Meetings of Holders of Notes

Unless otherwise specified in an applicable pricing supplement, the fiscal agent at any time may call a meeting of holders of notes to modify, amend or supplement the terms of the notes or the amended and restated fiscal agency agreement. In case at any time we or the holders of at least 10% in aggregate principal amount of the outstanding notes have requested the fiscal agent to call a meeting of the holders of the notes for the purpose, by written request setting forth in reasonable detail the action proposed to be taken, the fiscal agent will call the meeting for the purposes by giving notice thereof to the holders of notes affected by the matters to be acted upon at the meeting. If you hold a beneficial interest in a global note you may only make a request through a participant.

Substitution of the Debtor

Unless otherwise specified in an applicable pricing supplement, we may, without the consent of the note holder, be replaced as principal debtor under the notes by a successor statutory body constituted by public Act of the State of Queensland, which by the provisions of the Act by which it is constituted assumes all of our obligations under the notes, or by the guarantor by execution of a deed by which it assumes all of the obligations, so long as:

•	in either case all necessary governmental and regulatory consents and approvals have been obtained for the substitution; and

•	in the case of substitution by a successor statutory body, the guarantee of the notes remains in full force and effect and you remain entitled to the full benefit of the guarantee in accordance with its terms.

Modification of the Terms and Provisions of the Notes

Unless otherwise specified in an applicable pricing supplement, we and the fiscal agent may modify or amend the terms of the notes or, insofar as respects the notes, the amended and restated fiscal agency agreement, in any way, upon the affirmative vote at a meeting of holders of the notes duly called and held by the fiscal agent as specified above, in person or by proxy, of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes (as defined in the amended and restated fiscal agency agreement) affected by the action to be taken and represented at the meeting, or with the written consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes affected by the action to be taken; provided, however, that no action may:

•	without the consent of the fiscal agent, increase the duties of the fiscal agent or diminish any of its rights under the amended and restated fiscal agency agreement; or

•	without the consent of the holder of each note affected thereby:

•	change the due date of the payment of the principal of (or premium, if any) or any installment of interest on any note,

•	reduce the principal amount of any note, the portion of the principal amount which is payable upon acceleration of the stated maturity (as defined in the applicable pricing supplement) of the note, the interest rate thereon or the premium payable upon redemption thereof,

•	change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the note is payable,

•	shorten the period during which we are not permitted to redeem the note, or permit us to redeem the note if, prior to the action, we are not permitted to do so, or

•	reduce the proportion of the principal amount of the note the vote or consent of the holders of which is necessary to modify, amend or supplement the amended and restated fiscal agency agreement or the terms and conditions of the note or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given.

We and the fiscal agent may, without your vote or consent, amend the amended and restated fiscal agency agreement or the notes for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision thereof, or in any manner which we and the fiscal agent may determine and which shall not be inconsistent with the terms of the notes and will not adversely affect the interest of the note holders affected thereby. Any modifications, amendments or waivers of the amended and restated fiscal agency agreement or to the terms and conditions of the notes in accordance with the foregoing provisions will be conclusive and binding on you, whether or not note holders have given their consent and whether or not notation of the modifications, amendments or waivers is made upon the notes, and on all future holders of notes. Any instrument given by a note holder or on its behalf in connection with any consent to any modification, amendment or waiver will be irrevocable once given and shall be conclusive and binding on all subsequent holders of the notes.

Governing Law

The amended and restated fiscal agency agreement, the guarantee and the notes will be governed by, and construed in accordance with, the laws of the State of New York without reference to the principles of conflicts of laws thereof, except that all matters governing authorization and execution by us or the guarantor of any agreements or instruments will be governed by the laws of the State of Queensland, Commonwealth of Australia.

Replacement of Notes

Any mutilated note will be replaced by us at the note holder’s expense upon surrender of the mutilated note to the fiscal agent. Notes that become destroyed, stolen or lost will be replaced by us at the note holder’s expense upon delivery to the fiscal agent of evidence of the destruction, loss or theft thereof satisfactory to us and the fiscal agent. In the case of a destroyed, lost or stolen note, an indemnity satisfactory to us and the fiscal agent will be required at the note holder’s expense before a replacement note will be issued.

Payments on the Notes

Unless otherwise indicated in an applicable pricing supplement, payments of principal of and any premium or interest on notes, other than book-entry notes and foreign currency notes, will be made upon presentment or, at maturity, surrender of notes, at the corporate trust office of the fiscal agent in the Borough of Manhattan, The City of New York for the purpose of making the payments. Payment of the principal of and premium and interest on notes due at maturity will be made in immediately available funds at the corporate trust office, however, only if the note is presented to the paying agent in time for the paying agent to make the payments in the funds in accordance with its normal procedures and appropriate payment instructions have been received by the fiscal agent or the other paying agent in writing not less than 15 calendar days prior to maturity. Furthermore, at our option, payment of interest (other than interest payable at maturity of the note) may be made by check mailed to the address of the registered holder of the note unless the address is inside the Commonwealth of Australia.

Notwithstanding the preceding paragraph, a holder of US$10,000,000 or more in aggregate principal amount of notes will be entitled to receive payment of interest (other than interest due at maturity of the note) by wire transfer of immediately available funds to an account maintained by the note holder at a bank located outside the Commonwealth of Australia if appropriate wire transfer instructions have been received by the fiscal agent or the other paying agent not less than 15 calendar days prior to the applicable interest payment date for the note.

With respect to payments at maturity on book-entry notes and foreign currency notes, see “Description of Notes and Guarantee—Book-Entry Notes” and “Special Provisions and Risks Relating to Foreign Currency Notes”, respectively, elsewhere in this prospectus supplement.

Transfer and Exchange of Notes

The notes, other than book-entry notes, may be presented for registration of transfer or exchange at the corporate trust office of the fiscal agent in the Borough of Manhattan, The City of New York. See “Description of Securities and Guarantee—Transfer and Exchange” in the accompanying prospectus. With respect to transfers of book-entry notes and exchanges of permanent global notes representing book-entry notes, see “Book-Entry Notes” in this prospectus supplement.

We will have the right to require that note holders, as a condition of payment of the principal of or any premium or interest on the note, present at the office of the fiscal agent or any paying agent a certificate in the form as we may from time to time prescribe, and deliver the certificate to the fiscal agent or any paying agent in order to comply with applicable law or regulation, to enable us to determine its duties and liabilities with respect to:

•	any taxes, assessments or governmental charges which we, the fiscal agent, any paying agent or withholding agent may be required to deduct or withhold from payments in respect of the note under any present or future law of the Commonwealth of Australia or any other jurisdiction or any regulation of any taxing authority thereof or therein; and

•	any reporting or other requirements under the laws or regulations.

To the extent not otherwise prohibited by applicable laws and regulations, we will be entitled to determine our duties and liabilities with respect to the deduction, withholding, reporting or other requirements on the basis of information contained in the certificate or, if no certificate will be presented, on the basis of any presumption created by any law or regulation and will be entitled to act in accordance with the determination.

We will not be required:

•	during a period beginning at the opening of business eight days before any selection of notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption, to issue, register and transfer or exchange any note of the tenor which could be selected for redemption pursuant to the selection; or

•	to register the transfer of or exchange any note, or portion thereof, called for redemption, except the unredeemed portion of any note being redeemed in part.

Jurisdiction, Consent to Service and Enforceability

Unless otherwise specified in the applicable pricing supplement, we and the Government of Queensland will appoint the fiscal agent, having its corporate trust offices at 60 Wall Street, New York, New York 10005, in the Borough of Manhattan, The City of New York, as the authorized agent upon whom process may be served in any action based on the notes which may be instituted in any State or Federal Court in The City of New York by you. The appointment will be irrevocable until all amounts in respect of the principal of and any premium and interest due and to become due on or in respect of all the notes has been paid.

We and the guarantor reserve the right to appoint another person located or with an office in the Borough of Manhattan, The City of New York, as a successor authorized agent, and upon acceptance of the appointment of the successor, the appointment of the fiscal agent as its authorized agent shall terminate. If a successor fiscal agent is appointed or if, for any reason, the fiscal agent ceases to act as ours or the Government of Queensland’s authorized agent or to have an address in the Borough of Manhattan, we or the Government of Queensland, as the case may be, will appoint another person located or having an office in the Borough of Manhattan, The City of New York, as its authorized agent.

We and the Government of Queensland will expressly accept the jurisdiction of any such court in respect of the action. We and the Government of Queensland will irrevocably waive to the fullest extent permitted by law any immunity from the jurisdiction of any such court (but not from execution or attachment or process or the nature thereof) to which it might otherwise be entitled in any action based upon the notes or the guarantee.

We and the Government of Queensland are also subject to suit in competent courts in Queensland or in the Commonwealth of Australia competent to hear appeals therefrom and will irrevocably waive to the fullest extent permitted by law any immunity from the jurisdiction (but not execution or attachment or process in the nature thereof) of any such court in any action based on the notes and the guarantee.

Interest on the Notes

Unless otherwise specified in the applicable pricing supplement, each interest-bearing note will bear interest from and including its issue date or from and including the most recent interest payment date

(or, in the case of a floating rate note with daily or weekly interest reset dates, the day following the most recent Regular Record Date) with respect to which interest on the note (or any predecessor note) has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable pricing supplement until the principal thereof is paid or made available for payment.

Interest will be payable on each interest payment date and at maturity. Interest will be payable generally to the person in whose name an interest-bearing note (or any predecessor note) is registered at the close of business on the Regular Record Date next preceding each interest payment date (which, in the case of a permanent global note representing book-entry notes, shall be the depositary); provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable (which, in the case of a permanent global note representing book-entry notes, will be the depositary).

Unless otherwise specified in the applicable pricing supplement, the first payment of interest on any interest-bearing note originally issued between a Regular Record Date and an interest payment date will be made on the second interest payment date following the issue date of the note to the registered owner on the Regular Record Date immediately preceding the second interest payment date. With respect to payments of interest on book-entry notes, see “Book-Entry Notes” in this prospectus supplement.

Interest rates, or interest rate formulas, are subject to change by us from time to time, but no change will affect any note already issued or as to which an offer to purchase has been accepted by us.

Fixed Rate Notes

The applicable pricing supplement relating to a fixed rate note will designate a fixed rate of interest per annum payable on the note. Unless otherwise indicated in the applicable pricing supplement:

•	the interest payment date(s) with respect to fixed rate notes will be either annually or semi-annually on the date or dates indicated in the applicable pricing supplement; and

•	the Regular Record Date(s) for fixed rate notes will be the eighth day (whether or not a Market Day) next preceding the relevant interest payment date, in each case as specified in the pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, interest payments for fixed rate notes will be the amount of interest accrued to, but excluding, the relevant interest payment date and interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Unless otherwise specified in the applicable pricing supplement, if the date for the payment of the principal of or any premium or interest on any fixed rate note or the date fixed for redemption of any fixed rate note is not a business day at any place of payment, then the payment of principal, premium or interest need not be made on the date at the place of payment but may be made on the next succeeding business day at the place of payment, with the same force and effect as if made on the date for the payment of the principal, premium or interest or the date fixed for redemption, as the case may be, and no interest will accrue for the period after any such date.

Floating Rate Notes

The applicable pricing supplement relating to a floating rate note will designate an interest rate formula for the floating rate note. The formula may be:

•	the commercial paper rate, in which case the note will be a commercial paper rate note;

•	the prime rate, in which case the note will be a prime rate note;

•	the CD rate, in which case the note will be a CD rate note;

•	the federal funds effective rate, in which case the note will be a federal funds effective rate note;

•	LIBOR, in which case the note will be a LIBOR note;

•	the Treasury rate, in which case the note will be a Treasury rate note;

•	the Australian Bank Bill Rate, in which case the note will be an Australian Bank Bill Rate note; or

•	the other interest rate formula as is set forth in the pricing supplement.

The applicable pricing supplement for a floating rate note will also specify the interest rate formula and the spread and/or spread multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each note. The spread is the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a particular floating rate note. The spread multiplier is the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a particular floating rate note.

In addition, the pricing supplement will define or particularize for each floating rate note the following terms, if applicable:

•	calculation agent;

•	calculation dates;

•	Initial Interest Rate;

•	interest payment dates;

•	Regular Record Dates;

•	Index Maturity;

•	interest determination dates; and

•	interest reset dates.

See “Glossary” for definitions of certain terms used in this prospectus supplement.

The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable pricing supplement. Each date on which the rate of interest on floating rate notes is reset as set forth below is hereinafter referred to as an interest reset date.

Except as otherwise provided in the next sentence, and unless otherwise specified in an applicable pricing supplement, the date on which the rate of interest on floating rate notes is reset will be:

•	in the case of floating rate notes which reset daily, on each Market Day;

•	in the case of floating rate notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

•	in the case of Treasury rate notes which reset weekly, except as provided below, the Tuesday of each week;

•	in the case of floating rate notes which reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

•	in the case of floating rate notes which reset semi-annually, the third Wednesday of two months of each year, as indicated in the applicable pricing supplement; and

•	in the case of floating rate notes which reset annually, the third Wednesday of one month of each year, as indicated in the applicable pricing supplement.

Notwithstanding what is provided in the preceding bullet points, the interest rate in effect from the issue date of a floating rate note (or that of a predecessor note) to but excluding the first interest reset date with respect to the floating rate note will be the Initial Interest Rate (as set forth in the applicable pricing supplement) and unless otherwise specified in the applicable pricing supplement, the interest rate in effect for the ten days immediately prior to maturity will be that in effect on the tenth day preceding the maturity.

If any interest reset date for any floating rate note would otherwise be a day that is not a Market Day with respect to the note, the interest reset date shall be the next succeeding Market Day with respect to the note except that if the note is a LIBOR note and the next succeeding Market Day falls in the next succeeding calendar month, the interest reset date shall be the immediately preceding Market Day.

The interest determination date pertaining to an interest reset date for:

•	a commercial paper rate note,

•	a prime rate note,

•	a CD rate note,

•	or federal funds effective rate note

will be the second Market Day with respect to the note preceding the interest reset date.

The interest determination date pertaining to an interest reset date for a LIBOR note will be the second London Market Day with respect to the note preceding the interest reset date. The interest determination date pertaining to an interest reset date for a Treasury rate note will be the day on which Treasury bills are auctioned for the week in which the interest reset date falls, or if no auction is held for the week, the Monday of the week (or if Monday is a legal holiday, the next succeeding Market Day) and the interest reset date will be the Market Day immediately following the Treasury interest determination date.

Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If an auction is so held for the week on Monday or the preceding Friday, the Monday or preceding Friday will be the Treasury interest determination date for the week, and the interest reset date for the week shall be the Tuesday of the week (or, if that Tuesday is not a Market Day, the next succeeding Market Day). If the auction for the week is held on any day of the week other than Monday, then the date will be the Treasury interest determination date, and the interest reset date for the week will be the next succeeding Market Day.

A floating rate note may have either or both of the following:

•	a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and

•	a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

In addition to any maximum interest rate which may be applicable to any floating rate note, the interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law, of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. The limit does not apply to notes in which US$2,500,000 or more has been invested.

Unless otherwise indicated in the applicable pricing supplement and except as provided in the sentence immediately after the following bullet points, interest will be payable:

•	in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable pricing supplement);

•	in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement, each of which is an interest payment date,

and, in each case, at maturity.

If, pursuant to any of the preceding bullet points, an interest payment date with respect to any floating rate note would otherwise be a day that is not a Market Day with respect to the note, the interest payment date will be the next succeeding Market Day with respect to the note, except that if the note is a LIBOR note and the succeeding Market Day falls in the next calendar month, the interest payment date will be the immediately preceding Market Day with respect to the note. Unless otherwise indicated in the applicable pricing supplement, the Regular Record Date with respect to floating rate notes will be the date 15 calendar days prior to each interest payment date, whether or not that date is a Market Day.

If the date for payment of the principal of or any premium or interest on any floating rate note at maturity or on the date fixed for redemption of any floating rate note is not a business day at any place of payment, then the payment of principal, premium or interest need not be made on the date at the place of payment but may be made on the next succeeding business day at the place of payment, with the same force and effect as if made at maturity or on the date fixed for redemption, as the case may be, and no interest will accrue for the period after the date.

Unless otherwise indicated in the applicable pricing supplement, interest payments for a floating rate note will be the amount of interest accrued to, but excluding, the interest payment date; provided, however, that if the interest reset dates with respect to any floating rate note are daily or weekly, interest payable on any interest payment date, other than interest payable on any date on which principal on any note is payable, will include interest accrued to but excluding the day following the Regular Record Date next preceding the interest payment date.

The interest accrued for any period is calculated by multiplying the face amount of the floating rate note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in that period. Unless otherwise specified in the applicable pricing supplement, the interest factor (expressed as a decimal rounded upwards, if necessary, as described below) for each day is computed by dividing the interest rate (expressed as a decimal rounded upwards, if necessary, as described below) applicable to that day by 360, in the case of commercial paper rate notes, prime rate notes, CD rate notes, federal funds effective rate notes or LIBOR notes, by the actual number of days in the year, in the case of Treasury rate notes, or by 365, in the case of Australian Bank Bill Rate notes.

Unless otherwise specified in a pricing supplement, all percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from the calculation on floating rate notes will be rounded to the nearest cent or, in the case of foreign currency notes, the nearest unit (with one-half cent or unit being rounded upwards).

Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect, and, if different, the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to the floating rate note.

Commercial paper rate notes

Each commercial paper rate note will bear interest at the interest rate (calculated with reference to the commercial paper rate and the spread and/or spread multiplier, if any) specified on the face of the commercial paper rate note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, commercial paper rate means, with respect to any commercial paper interest determination date, the Money Market Yield (calculated as described below) of the rate on the date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading “Commercial Paper—Non-financial”. In the event that the rate is not published prior to 3:00 P.M., New York City time, on the calculation date pertaining to the commercial paper interest determination date, then the commercial paper rate shall be the Money Market Yield of the rate on the commercial paper interest determination date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption “Commercial Paper—Non-financial”. If by 3:00 P.M., New York City time, on the calculation date the rate is not yet published in either H.15(519) or H.15 Daily Update, the commercial paper rate for that commercial paper interest determination date shall be calculated by the calculation agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on that commercial paper interest determination date, of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the calculation agent are not quoting as mentioned in this sentence, the commercial paper rate will be the commercial paper rate in effect on the commercial paper interest determination date.

“Money Market Yield” shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D x 360	x 100

360 – (D x M)

where “D” refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Prime rate notes

Each prime rate note will bear interest at the interest rate (calculated with reference to the prime rate and the spread and/or spread multiplier, if any) specified on the face of the prime rate note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, prime rate means (1) the rate on the particular Interest Determination Date as published in H.15(519) under the caption “Bank Prime Loan”, or (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan”, or (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page as the applicable bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on that Interest Determination Date, or (4) if fewer than four rates referred to in clause (3) are so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that Interest Determination Date by three major banks (which may include the dealers or their affiliates) in The City of New York selected by the Calculation Agent, or (5) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (4), the prime rate in effect on the particular Interest Determination Date.

CD rate notes

Each CD rate note will bear interest at the interest rate (calculated with reference to the CD rate and the spread and/or spread multiplier, if any) specified on the face of the CD rate note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, CD rate means, with respect to any CD rate interest determination date, (1) the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “CDs (secondary market)”, or (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit of the particular Index Maturity as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market)”, or (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the dealers or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the particular Index Maturity in an amount that is representative for a single transaction in that market at that time, or (4) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (3), the CD rate in effect on the particular Interest Determination Date.

Federal funds effective rate notes

Each federal funds effective rate note will bear interest at the interest rate (calculated with reference to the federal funds effective rate and the spread and/or spread multiplier, if any) specified on the face of the federal funds effective rate note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, federal funds effective rate means, with respect to any federal funds effective interest determination date, (1) the rate on the particular Interest Determination Date for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace the specified page on that service) (“Telerate Page 120”), or (2) if the rate referred to in clause (1) does not so appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the dealers or their affiliates), selected by the Calculation Agent prior to 9:00 A.M., New York City time, on that Interest Determination Date, or (4) if the brokers so selected by the Calculation Agent are not quoting as mentioned in clause (3), the federal funds rate in effect on the particular Interest Determination Date.

LIBOR Notes

Each LIBOR note will bear interest at the interest rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified on the face of the LIBOR note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, LIBOR means, with respect to any LIBOR rate interest determination date, (1) if “LIBOR Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or (2) if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the Calculation Agent, or the offered rate, if the LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the particular Index Maturity, commencing on the related Interest Reset Date, that appear or appears, as the case may be, on the LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or (3) if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular Interest Determination Date on the LIBOR Page as specified in clause (1) or (2), as applicable, the rate calculated by the Calculation Agent of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks (which may include the dealers or their affiliates), in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in the LIBOR Currency for the period of the particular Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or (4) if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center (as defined below), on the particular Interest Determination Date by three major banks (which may include affiliates of the Agents), in that principal financial center selected by the Calculation Agent for loans in the LIBOR Currency to leading European banks, having the particular Index Maturity and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or (5) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (4), LIBOR in effect on the particular Interest Determination Date.

Treasury rate notes

Each Treasury rate note will bear interest at the interest rate (calculated with reference to the Treasury rate and the spread and/or spread multiplier, if any) specified on the face of the Treasury rate note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, Treasury rate means, with respect to any Treasury rate interest determination date, (1) the rate from the auction held on the Treasury Rate Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “Investment Rate” on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Telerate Page 57”), or (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/Auction High”, or (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or (4) if the rate referred to in clause (3) is not so announced by the United States Department of Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market”, or (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market”, or (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers (which may include the dealers or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or (7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D x N	x 100

360 – (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

Australian Bank Bill Rate notes

Each Australian Bank Bill Rate note will bear interest at the interest rate (calculated with reference to the Australian Bank Bill Rate and the spread and/or spread multiplier, if any) specified on the face of the Australian Bank Bill Rate note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, the Australian Bank Bill Rate means, with respect to any interest reset date in respect of an Australian Bank Bill Rate note, a rate determined by the calculation agent by taking the rates quoted on the Reuters Screen ISDC Page as of 10:00 A.M., Sydney time, on the interest reset date. If the rate does not appear on the Reuters Screen ISDC Page, the rate for that interest reset date will be determined by the calculation agent by taking the mean buying and selling rates for a bill (which for the purpose of this definition means a bill of exchange of a type specified for the purpose of quoting on the Reuters Screen BBSW Page) having a tenor of the Index Maturity specified in the applicable pricing supplement, quoted at approximately 10:00 A.M., Sydney time, on the interest reset date by five major financial institutions in the Australian market authorized to quote on the Reuters Screen BBSW Page selected by the calculation agent on application by the calculation agent, eliminating the highest and the lowest mean rates and taking the arithmetic mean of the remaining mean rates and then, if necessary, rounding the resulting figure upwards to four decimal places; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting as mentioned in this sentence, the Australian Bank Bill Rate will be the Australian Bank Bill Rate in effect on the interest reset date.

Currency Indexed Notes

Indexed notes may be issued which may provide that the principal amount payable at maturity or any premium or interest payable with respect to the notes will be determined by reference to the rate of exchange between the currency or currency unit in which the note is denominated and one or more other currencies or currency units. The indexed notes are referred to in this prospectus supplement and in any pricing supplements relating thereto as “currency indexed notes”. The particular terms of any currency indexed notes will be described in the applicable pricing supplement.

Book-Entry Notes

Upon issuance, all book-entry notes of like tenor and having the same issue date will be represented by a single permanent global note. Each global note representing book-entry notes will be deposited with, or on behalf of, DTC, as depositary, located in the Borough of Manhattan, The City of New York, and will be registered in the name of the depositary or a nominee of the depositary. Book-entry notes will not be transferable or exchangeable for definitive or certificated notes except under the limited circumstances set forth below.

Ownership of beneficial interests in a global note representing book-entry notes will be limited to institutions that have accounts with the depositary or its nominee, which are also known as participants, or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in the global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global note. Ownership of beneficial interests in the global note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. The laws may impair the ability to transfer beneficial interests in the global note.

The depositary has advised us that upon the issuance of a global note representing book-entry notes, and the deposit of the global note with the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the book-entry notes represented by the global note to the accounts of participants. The accounts to be credited will be designated by the soliciting dealer or, to the extent that the book-entry notes are offered and sold directly, by us. The depositary will have no knowledge of the actual holder of beneficial interests in any global note and its records reflect only the identity of the participants to whose accounts book-entry notes are credited. The participants remain responsible for keeping account of their holdings on behalf of their customers.

So long as the depositary for a global note, or its nominee, is the registered holder of the global note, the depositary or the nominee, as the case may be, will be considered the sole holder of the notes represented by the global note for all purposes under the amended and restated fiscal agency agreement, the terms of the global note and the guarantee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by the global note registered in their names and will not receive or be entitled to receive physical delivery of the notes in definitive or certificated form and will not be considered the holders thereof under the amended and restated fiscal agency agreement, the terms of the global note and the guarantee. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant (and any intermediary in the chain between the participant and the person) through which the person owns its interest, to exercise any rights of a holder of notes under the amended and restated fiscal agency agreement or the terms of the global note or the guarantee.

The amended and restated fiscal agency agreement provides that the depositary may grant proxies and otherwise authorize participants to exercise any of your rights or to take any other actions which you are entitled to take under the amended and restated fiscal agency agreement, the terms of the global note or the guarantee. We understand that under existing industry practices, in the event we request any action by you or that an owner of a beneficial interest in a global note desires to exercise any of your rights or to take any action which you are entitled to exercise or take under the amended and restated fiscal agency agreement or the terms of the global note or the guarantee, the depositary would authorize the participants holding the relevant beneficial interests to exercise the rights or take the action, and the participants would authorize beneficial owners owning through the participants to exercise the rights or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of principal of any premium and interest on book-entry notes represented by any global note registered in the name of or held by the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of the global note. None of the fiscal agent, any of our agents or us will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to, or payments made on account of, beneficial ownership interests in a global note representing the book-entry notes or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests.

The depositary has advised us, the guarantor and the fiscal agent that its current practice is to credit the accounts of the participants with payments of principal or interest on the date payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global notes as shown in the records of the depositary, unless the depositary has reason to believe that it will not receive payment on the date. Payments by participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the sole responsibility of the participants or indirect participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

Unless and until it is exchangeable in whole or in part for a note or notes in definitive form, no global note described above may be transferred except as a whole by the depositary for the global note to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

A global note representing book-entry notes is exchangeable for definitive notes in registered form, of like tenor and of an equal aggregate principal amount, only if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for all global notes or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act,

•	we deliver to the fiscal agent a written notice executed by an authorized officer that all global notes shall be exchangeable, or

•	an event of default has occurred and is continuing with respect to the notes.

Any global note that is exchangeable pursuant to the preceding bullet points will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal or face amount of the global note. The definitive notes will be registered in the name or names of the person or persons as the depositary instructs the fiscal agent. It is expected that the instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global note.

The depositary has also advised us as follows:

The depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers (including certain dealers), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, for example, banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC. See “Description of Securities and Guarantee—Global Securities” in the accompanying prospectus.

A further description of the depositary’s procedures with respect to the global notes and book-entry notes is set forth in the accompanying prospectus under “Description of Securities and Guarantee—Global Securities”. The depositary has confirmed to us that it intends to follow the procedures.

SPECIAL PROVISIONS AND RISKS RELATING TO FOREIGN  CURRENCY NOTES

Unless otherwise indicated in the applicable pricing supplement, the notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on the notes will be made in U.S. dollars in the manner indicated in the accompanying prospectus and this prospectus supplement. If any of the notes are specified by us at the time of offering to be denominated in a currency or currency unit other than U.S. dollars, the following special provisions shall apply to supplement, and to the extent inconsistent therewith replace, the description of general terms and conditions of securities set forth under the heading “Description of Securities and Guarantee” in the accompanying prospectus and notes set forth above under the heading “Description of Notes and Guarantee”.

THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES THAT RESULT FROM THE NOTES BEING DENOMINATED IN A FOREIGN CURRENCY OR CURRENCY UNIT EITHER AS THE RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS THE RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES AND AS TO ANY MATTERS THAT MAY AFFECT THE PURCHASE OR HOLDING OF A FOREIGN CURRENCY NOTE OR THE RECEIPT OF PAYMENTS OF PRINCIPAL OF AND ANY PREMIUM AND INTEREST ON A FOREIGN CURRENCY NOTE IN A SPECIFIED CURRENCY. FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

Unless otherwise indicated in the applicable pricing supplement, a foreign currency note will not be sold in, or to a resident of, the country of the specified currency in which the note is denominated. The information set forth in this prospectus supplement is directed to prospective purchasers of foreign currency notes who are United States residents and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and any premium and interest on foreign currency notes. You should consult your own legal advisors with regard to these matters.

Foreign currency notes are issuable only in fully registered form, without coupons. The authorized denominations of foreign currency notes will be indicated in the applicable pricing supplement. Notes issued with a maturity of less than one year will, if the proceeds of the issue are accepted in the United Kingdom, constitute deposits for the purposes of the prohibition on accepting deposits contained in section 19 of the United Kingdom Financial Services and Markets Act 2000 unless they are issued to a limited class of professional investors and have a denomination of at least £100,000 or its equivalent, see “Selling Restrictions”.

Specific information pertaining to the specified currency in which a particular foreign currency note is denominated, including historical exchange rates and a description of the specified currency and any exchange controls, will be contained in the applicable pricing supplement.

Exchange Rates and Exchange Controls

An investment in foreign currency notes entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include, without limitation, the possibility of significant changes in rate of exchange between the U.S. dollar and the specified currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on economic and political events and the supply of and demand for the relevant currencies over which we have no control.

In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any foreign currency security.

Depreciation of the specified currency applicable to a foreign currency note against the U.S. dollar would result in a decrease in the U.S. dollar—equivalent yield of the note, in the U.S. dollar—equivalent value of the principal repayable at maturity of the note and, generally, in the U.S. dollar—equivalent market value of the note.

Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a foreign currency note’s maturity. Even if there are not exchange controls, it is possible that the specified currency for any particular foreign currency note would not be available at the note’s maturity due to circumstances beyond our control.

The written approval of the Australian Minister for Foreign Affairs is required for transactions involving the control or ownership of assets by persons or entities linked to terrorist activities and identified by the United Nations and the Commonwealth of Australia under the Charter of the United Nations (Anti-terrorism—Persons and Entities) List, as published from time to time in the Commonwealth Government Gazette. This includes individuals or entities linked with the Taliban, Usama bin Laden and other terrorist organizations. Transactions involving persons published in the Gazette without the permission of the Minister are a criminal offence.

Transactions involving individuals associated with the regime of former President of Yugoslavia Slobodan Milosevic and certain ministers and senior officials of the Government of Zimbabwe are prohibited under the Banking (Foreign Exchange) Regulations 1959 (Cth). The Reserve Bank of Australia publishes changes to prohibited parties and variations in the restrictions on those parties from time to time in the Commonwealth Government Gazette.

Transactions over A$100,000 involving the Embassy of the Federal Republic of Yugoslavia, the Consulate-General of the Federal Republic of Yugoslavia and Narodna Banka Jugoslavije (including Banque Nationale de Yugoslavie) require prior approval from the Reserve Bank of Australia.

Judgments

In the event an action based on foreign currency notes were commenced in a court of the United

States, it is likely that the court would grant judgment relating to the notes only in U.S. dollars. It is not clear, however, whether, in granting the judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. If you hold foreign currency notes you would bear the risk of exchange rate fluctuation between the time the judgment is calculated and the time the fiscal agent converts the specified currency to U.S. dollars for payment of the judgment.

A state court in the State of New York rendering a judgment on a note denominated in a foreign currency would be required under Section 27 of the New York Judiciary Law to render the judgment in the specified currency, and the judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

United States Tax Considerations

Special United States federal income tax considerations applicable to holders of notes who are United States persons, if different from the information set forth in the accompanying prospectus under “Description of Securities and Guarantee— United States Federal Taxation”, will be set forth in the applicable pricing supplement.

Commercial paper rate notes, prime rate notes, CD rate notes, federal funds rate notes, LIBOR notes, Treasury rate notes, and Australian Bank Bill Rate notes generally will be treated as variable rate notes and the rules described in the discussion entitled “Description of the Securities and Guarantee—United States Federal Taxation—Original Issue Discount—Variable Rate Notes” in the accompanying prospectus will generally apply.

Taxation by the Commonwealth of Australia

Generally, interest paid by us to a non-resident of Australia, who does not derive the interest in carrying on business at or through a permanent establishment in Australia, is subject to interest withholding tax at the rate of ten percent.

Under the double taxation treaty between Australia and the United States, no Australian interest withholding tax will be payable on interest derived by an entity which is entitled to the benefit of that treaty where that entity is a government body of the United States (including a body exercising governmental functions), a United States resident bank performing central banking functions or by a United States resident financial institution which is unrelated to, and deals independently with, us. For these purposes, “financial institution” means a bank or other enterprise substantially deriving its profits by raising debt finance in the financial markets or by taking deposits at interest and using those funds in carrying on a business of providing finance. However, if the interest is derived as part of an arrangement involving back-to-back loans, Australian interest withholding tax will still be payable.

A person who is not a resident of the Commonwealth of Australia within the meaning of the Income Tax Assessment Act 1936 (Australia) and who does not derive the interest in carrying on business at or through a permanent establishment in Australia and who has acquired or acquires any of the notes will not incur or become liable for any Australian income tax (other than interest withholding tax) on interest, or amounts in the nature of interest, payable in respect of the notes. The terms of issue and the procedures for the issue of the notes are intended to satisfy the conditions for exemption from interest withholding tax under Section 128F of the Income Tax Assessment Act 1936 (Australia), as amended.

Interest, or an amount in the nature of interest, paid by us, is exempt from Australian withholding tax under Section 128F if notes are issued by us outside Australia and if a “public offer” test is satisfied. The public offer test is satisfied if the notes are issued as a result of being offered for issue:

(a) to at least 10 persons each of whom:

(i) was carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; and

(ii) is not known, or suspected, by us to be an associate (as defined in section 128F) of any of the other nine such persons; or

(b) to at least 100 persons whom it is reasonable for us to regard as having acquired instruments similar to the notes in the past or being likely to acquire instruments similar to the notes in the future; or

(c) as a result of being accepted for listing on a stock exchange outside Australia, where we have entered into an agreement with a dealer, manager or underwriter in relation to the placement of the notes requiring us to seek a listing; or

(d) as a result of negotiations being initiated publicly in electronic form, or in another form, that is used by financial markets for dealing in instruments similar to the notes; or

(e) to a dealer, manager or underwriter in relation to the placement of notes who, under an agreement with us, offered the notes for sale within 30 days in a way covered by any of paragraphs (a) to (d) above.

In relation to the issue of a global security, the “public offer” test will be satisfied if the global security falls within the description of “global bond” in Section 128F(10). Broadly speaking, this will be the case if the following requirements are satisfied:

(i) the global security describes itself as a global bond or a global note; and

(ii) it is issued to a clearing house (as defined in Section 128F(9)) or to a person as trustee or agent for, or otherwise on behalf of, one or more clearing houses; and

(iii) in connection with the issue of the global security, the clearing house or houses confer rights in relation to the global security on other persons and will record the existence of the rights; and

(iv) before the issue of the global security, we or a dealer, manager or underwriter, in relation to the placement of notes on our behalf, announces that, as a result of the issue, those rights will be able to be created; and

(v) the announcement is made in a way or ways covered by any of paragraphs (a) to (e) above (reading a reference in those paragraphs to “notes” as if it were a reference to the rights referred to in paragraph (iv) above and a reference to “us” as if it included a reference to the dealer, manager, or underwriter); and

(vi) under the terms of the global security, interests in the global security are able to be surrendered, whether or not in particular circumstances, in exchange for other notes issued by us that are not themselves global securities.

The public offer test is not satisfied if at the time of the issue we know, or have reasonable grounds to suspect, that the notes or an interest in the notes was being, or would later be, acquired directly or indirectly by an Offshore Associate of ours other than one acting in the capacity of a dealer, manager, or underwriter in relation to the placement of the notes or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme (within the meaning of the Corporations Act 2001 (Australia)). Nor will the exemption from interest withholding tax apply if, at the time of the payment of interest to a person, we know or have reasonable grounds to suspect that the holder concerned is one of our Offshore Associates other than one receiving the payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme.

An “Offshore Associate” is an associate (as defined in Section 128F) of ours that is either a non-resident of the Commonwealth of Australia which does not acquire the notes in carrying on a business at or through a permanent establishment in Australia or, alternatively, is a resident of Australia that acquires the notes in carrying on a business at or through a permanent establishment outside of Australia.

To reduce the risk that the public offer test will not be satisfied we have identified our known associates and have requested that they do not acquire any of our securities which are issued outside Australia.

Payment of Additional Amounts in Certain Circumstances

All payments by us of, or in respect of, principal of, and any premium and interest on, the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Commonwealth of Australia or any political subdivision or authority thereof or therein having power to tax, unless the withholding or deduction of the taxes, duties, assessments or governmental charges is required by law. In that event, we or, as the case may be, the guarantor will pay the additional amounts as may be necessary in order that the net amounts receivable by you after the withholding or deduction (and after deduction of any additional taxes, duties, assessments or governmental charges payable in respect of such additional amounts) shall equal the respective amounts of principal and interest which would have been receivable in respect of the notes, in the absence of the withholding or deduction. However, no additional amounts will be so payable for or on account of:

(1) any withholding, deduction, tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that the holder:

(A) was a resident, domiciled in or a national of, or engaged in business or maintained a permanent establishment or was physically present in, Australia or otherwise had some connection with Australia other than the mere ownership of, or receipt of payment under, the note;

(B) presented a note for payment in Australia, unless the note could not have been presented for payment elsewhere; or

(C) presented the note more than 30 days after the date on which the payment in respect of the note first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to the additional amounts if it had presented the note for payment on any day within the period of 30 days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any withholding or deduction on account of those taxes;

(3) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or any premium or interest on, the note;

(4) any withholding, deduction, tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of a note or, if the note is a global note, the beneficial owner of a note to comply with our request addressed to the holder or beneficial owner, as the case may be,

(A) to provide information concerning the nationality, residence, identity or address of the holder or the beneficial owner, as the case may be or

(B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of Australia or any political subdivision or authority thereof or therein having the power to tax as a precondition to exemption from all or part of the withholding, deduction, tax, assessment or other governmental charge;

(5) any withholding, deduction, tax, duty, assessment or other governmental charge which is imposed or withheld on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26th-27th November 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(6) any withholding, deduction, tax, duty, assessment or other governmental charge which is imposed or withheld on a payment with respect to a note presented for payment by or on behalf of a noteholder who would be able to avoid such withholding or deduction by presenting the relevant note to another Paying Agent in a Member State of the European Union; or

(7) any combination of items (1), (2), (3), (4), (5) and (6) above.

Furthermore, no additional amounts will be paid with respect to any payment of, or in respect of, any principal of, or any premium or interest on, the notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would, under the laws of the Commonwealth of Australia or any political subdivision or authority thereof or therein having the power to tax, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had it been the holder of a note.

We will not be liable to pay additional amounts to any holder for any deduction or withholding on account of any duties or taxes where those duties or taxes are imposed or levied by or on behalf of the Commonwealth of Australia by virtue of the holder being our associate (as defined in Section 128F of the Income Tax Assessment Act 1936 (Australia)) or as a result of the holder being a party to or participating in a scheme to avoid the duties or taxes, being a scheme which we neither were party to nor participated in.

Any reference in this prospectus supplement to principal or interest in respect of the notes will also be deemed to refer to any additional amounts which may be payable in respect of those notes.

Income and Other Taxes

Under Australian law as currently in effect, a person who is a non-resident and who is a holder of notes will not by reason only of that ownership incur or become liable for any Australian taxes or duties of whatsoever nature in respect of principal of or (except as described in “Taxation by the Commonwealth of Australia—Interest Withholding Tax” above, noting the exemption from that tax afforded by Section 128F where its requirements are complied with) interest or amounts in the nature of interest (including original issue discount, or premium, if any) in respect of the notes, provided that no such interest, amount in the nature of interest, or premium is derived in carrying on business through a permanent establishment in Australia.

Under Australian law as currently in effect, no Australian income or other tax is payable on any profit on sale of the notes which are held by non-residents except if the notes are purchased with the intention of deriving that profit by resale, or the notes are trading stock of the vendor or if an ordinary incident of the vendor’s business is the sale of securities for a profit and, in any case, the profit from the sale has a source in Australia. The profit will generally only have a source in Australia if the business is conducted in Australia, if the notes are sold in Australia or the notes are physically held in Australia.

Notwithstanding that a profit from a sale of notes is prima facie assessable in Australia in the circumstances referred to above, if the vendor is a resident of a country with which Australia has a double taxation agreement, then depending on the circumstances of the case and the terms of the relevant treaty, relief from Australian tax may nevertheless be available under the treaty.

Inheritance Taxes

Under Australian law as currently in effect, no Australian state or Federal estate duty or other inheritance taxes will be payable in respect of notes held at the date of death regardless of the holder’s domicile at the date of death.

European Taxation

On December 13, 2001 the Council of the European Union published a revised draft directive regarding the taxation of savings income. It is proposed that, subject to a number of important conditions being met, Member States will be required to provide to the tax authorities of another Member State details of payments of interest, or other similar income, paid by a person within its jurisdiction to an individual resident in that other Member State, except that Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments. The proposed directive is not yet final, and may be subject to further amendment and/or clarification.

Purchase of Foreign Currency Notes

Unless otherwise indicated in the applicable pricing supplement, purchasers are required to pay for foreign currency notes in the specified currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units and vice versa, and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States.

If requested:

•	on or prior to the fifth Market Day preceding the date of delivery of the notes, or

•	by the other day as determined by the dealer who presented the offer to purchase our notes to us,

the dealer will be prepared to arrange for the conversion of U.S. dollars into the specified currency to enable the purchasers to pay for the notes.

Each conversion will be made by the dealer on the terms and subject to the conditions, limitations and charges as the dealer may from time to time establish in accordance with its regular foreign exchange practices.

All costs of exchange will be paid by the purchasers of the foreign currency notes.

Payment of Principal and Any Premium and Interest

Unless otherwise specified in the applicable pricing supplement, the principal of and any premium and interest on foreign currency notes is payable by us in the specified currency. Unless otherwise specified in the applicable pricing supplement, the exchange rate agent will convert all payments of principal of and any premium and interest on foreign currency notes to U.S. dollars. However, unless otherwise indicated in the applicable pricing supplement, if you hold a foreign currency note you may elect to receive the payments in the specified currency as described below.

Any U.S. dollar amount to be received by a holder of a foreign currency note will be based on the highest bid quotation in The City of New York received by the exchange rate agent as near as practicable to 11:00 A.M., New York City time, but not later than 2:00 P.M., New York City time, on the second Market Day with respect to the note preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the exchange rate agent) for the purchase by the quoting dealer with the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all holders of the foreign currency notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If the bid quotations are not available, or if a specified currency payment election has been made with respect to the payments, payments will be made in the specified currency. All currency exchange costs will be borne by the holder of the foreign currency note by deductions from the payments.

Unless otherwise specified in the applicable pricing supplement and subject to the conditions set forth under “Payment Currency” in this prospectus supplement, if you hold a foreign currency note you may elect to receive payment of the principal of and any premium and interest on the note in the specified currency by transmitting a written request for the payment to the fiscal agent at its corporate trust office in the Borough of Manhattan, The City of New York on or prior to the relevant Regular Record Date or at least sixteen days prior to maturity, as the case may be. The request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. If you hold a foreign currency note you may elect to receive payment in the specified currency for all principal and any premium and interest payments and need not file a separate election for each payment. The election will remain in effect until revoked by written notice to the fiscal agent, but written notice of any revocation must be received by the fiscal agent on or prior to the relevant Regular Record Date or at least sixteen days prior to maturity, as the case may be. Holders of foreign currency notes whose notes are to be held in the name of a broker or nominee should contact the broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

Unless otherwise specified in the applicable pricing supplement, a beneficial owner of book-entry notes denominated in a specified currency electing to receive payments of principal or any premium or interest in a currency other than U.S. dollars must notify the participant through which its interest is held on or prior to the applicable record date, in the case of a payment of interest, and on or prior to the sixteenth day prior to maturity, in the case of payment of principal and any premium or interest to be made at maturity, of the beneficial owner’s election to receive all or a portion of the payment in a specified currency. The participant must notify the depositary of the election on or prior to the third business day in The City of New York after the record date, in the case of a payment to be made other than at maturity, and twelve days prior to a payment to be made at maturity. The depositary will notify the paying agent of the election on or prior to the fifth business day in The City of New York after the record date, in the case of a payment to be made other than at maturity, and ten days prior to a payment to be made at maturity. If complete instructions are received by the participant and forwarded by the participant to the depositary, and by the depositary to the paying agent, on or prior to those dates, the beneficial owner will receive payments in the specified currency. If complete instructions are not received by the participant and forwarded by the participant to the depositary, and by the depositary to the paying agent, on or prior to those dates, the beneficial owner of book-entry notes will receive payments in U.S. dollars.

Unless otherwise specified in the applicable pricing supplement, principal of, and any premium and interest on, a foreign currency note paid in U.S. dollars will be paid in the manner specified in the accompanying prospectus and this prospectus supplement for interest on notes denominated in U.S. dollars. Payments of principal of or any premium or interest on foreign currency notes other than payments made at maturity paid in the specified currency will be paid by check mailed to the persons in whose name the foreign currency notes are registered at the close of business on the Regular Record Date next preceding the applicable interest payment date at the address of the person as shall appear in the security register unless that address is within the Commonwealth of Australia. All checks payable in a specified currency will be drawn on a bank office located outside the United States.

Payments of principal of and any premium and interest on foreign currency notes payable at maturity in U.S. dollars will be made in immediately available funds at the corporate trust office of the fiscal agent in the Borough of Manhattan, The City of New York, while the payments in specified currencies will be made by wire transfer of immediately available funds to an account maintained by the payee with a bank office located in the country which issued the specified currency (unless the specified currency is in Australian dollars in which case the payment will be made to a bank office located outside the United States and the Commonwealth of Australia), as has been designated by you at least sixteen days prior to maturity, provided in each case that the note is presented to the paying agent in time for the paying agent to make the payments in the funds in accordance with its normal procedures.

Any payment of principal or any premium or interest required to be made on an interest payment date or at maturity or on the date fixed for redemption of a foreign currency note which is not a Market Day at any place of payment need not be made on that day, but may be made on the next succeeding Market Day with the same force and effect as if made on the interest payment date or maturity or on the date fixed for redemption, as the case may be, and no interest shall accrue for the period from and after the interest payment date or maturity or date fixed for redemption.

Payment Currency

If a specified currency is not available for the payment of principal or any premium or interest with respect to a foreign currency note due to the imposition of exchange controls or other circumstances beyond our control or the exchange rate agent is unable to convert the payments into the specified currency as provided in the preceding paragraph, then we will be entitled to satisfy our obligations to holders of foreign currency notes by making the payment in U.S. dollars on the basis of the Market Exchange Rate on the date of the payment, or if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate.

PLAN OF DISTRIBUTION OF NOTES

Under the terms of an amended and restated distribution agreement, dated as of November 13, 2003, the notes are offered on a continuing basis by us through the dealers, each of which has agreed to use its best efforts to solicit purchases of the notes. We may pay each dealer a fee or commission in connection with these sales. If so, the applicable fee or commission will be disclosed in the applicable pricing supplement. The amended and restated distribution agreement has been filed with the SEC as an exhibit to our Form 18-K for the fiscal year ended June 30, 2003.

We will have the sole right to accept offers to purchase notes and may reject any offer, in whole or in part. Each dealer shall have the right, in its discretion reasonably exercised, without notice to us, to reject any offer to purchase notes received by it, in whole or in part.

Under the distribution agreement, we may also sell notes to any dealer or group of dealers, acting as principals, for resale to one or more investors in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined by the dealer at the time of sale based on prevailing market prices or otherwise. The applicable pricing supplement will state the net price paid for each note by the dealer or dealers and the initial public offering price or the manner in which the public offering price will be determined. Unless otherwise agreed between us and the relevant dealer, the public offering price for each note will be 100% of the principal amount. Any fee or discount received by the dealer will also be disclosed in the applicable pricing supplement.

The dealers may resell notes purchased by them as principal to other dealers for resale and, unless otherwise specified in the applicable pricing supplement, the discounts allowed to those other dealers will not exceed the discount, if any, to be received by the selling dealers from us. After the initial public offering of notes to be resold at a fixed public offering price, the public offering price, concession and discount may be changed by the dealers.

The dealers may offer notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In those cases, the dealers may purchase the notes from us for no commission. In connection with the sale of the notes, the dealers may be deemed to have received compensation from us in the form of underwriting discounts.

Unless otherwise indicated in the applicable pricing supplement, payment of the purchase price of notes, other than foreign currency notes, will be required to be made in funds immediately available in The City of New York. With respect to payment of the purchase price of foreign currency notes, see “Special Provisions and Risks Relating to Foreign Currency Notes—Purchase of Foreign Currency Notes” in this prospectus supplement.

The dealers may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the dealers against, and contribute toward, certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the dealers for certain expenses.

Each of the dealers engages in transactions with and performs services for us in the ordinary course of business.

Selling Restrictions

No prospectus in relation to the notes has been lodged with or registered by the Australian Securities and Investments Commission. The notes may not be offered or sold, directly or indirectly, in the Commonwealth of Australia, its territories and possessions. Each dealer has or will severally represent and agree with us that in connection with the distribution of the notes:

•	it has not directly or indirectly offered for subscription or purchase or issued invitations to subscribe for or buy nor has it sold the notes;

•	it will not directly or indirectly offer for subscription or purchase or issue invitations to subscribe for or buy or sell the notes; and

•	it has not distributed and will not distribute any draft or final form offering memorandum, advertisement or other offering material,

in Australia or to any person that the employees of the Dealer acting in connection with the offer or sale know or have reasonable grounds to suspect is one of our Offshore Associates other than one acting in the capacity of a dealer, manager, or underwriter in relation to the placement of the notes or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme (within the meaning of the Corporations Act 2001 (Australia)).

Each Dealer has agreed to co-operate with us with a view to ensuring that the notes are offered for sale in such a manner which will allow payments of interest or amounts in the nature of interest on the notes to be exempt from Australian withholding tax under section 128F of the Income Tax Assessment Act 1936 (Australia), as amended.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”).

Accordingly, each of the dealers has represented and agreed and each additional dealer to be appointed under the program will be required to agree that, if it purchases the notes offered hereby, it will purchase the notes for its own account and that, in connection with the notes, it has not, directly or indirectly, offered, sold or delivered and will not, directly or indirectly, offer, sell or deliver any notes in Japan or to, or for the benefit of, a resident of Japan or to others for reofferring, resale or delivery, directly or indirectly, in Japan or to or for the benefit of any Japanese person except in circumstances which will result in compliance with the Securities and Exchange Law and other relevant laws, regulations and ministerial guidelines of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Each Dealer has represented and agreed that:

(a) in relation to notes which have a maturity of one year or more it has not offered or sold and, prior to the expiry of the period of six months from the Issue Date specified in the pricing supplement for such notes, will not offer or sell any such notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the United Kingdom Public Offers of Securities Regulations 1995;

(b) in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;

(c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(d) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Each dealer has agreed, and each further dealer appointed by us, if any, will be required to agree, to comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement and the accompanying prospectus. Each dealer has or will agree to obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries. Neither we nor any other dealers have responsibility for that dealer’s compliance with its agreements.

VALIDITY OF NOTES AND GUARANTEE

The validity of the notes and the guarantee will be passed upon for us and the Treasurer on behalf of the Government of Queensland as to matters of the laws of the State of Queensland and the Commonwealth of Australia by the Crown Solicitor of Queensland and as to matters of the laws of the State of New York by Sullivan & Cromwell, New York, New York, counsel to the dealers. The opinions of the Crown Solicitor and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by us and the fiscal agent in connection with the issuance and sale of any particular note, the specific terms of notes and other matters which may affect the validity of notes but which cannot be ascertained on the date of the opinions. Sullivan & Cromwell has on occasion rendered legal services to the Government of Queensland and us.

GLOSSARY

Set forth below are definitions, or the locations elsewhere of definitions, of some of the terms used in this prospectus supplement.

“CD Rate” means the tenth day after the related CD Rate Interest Determination Date or, if that day is not a Market Day, the next succeeding Market Day.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/ releases/h15/update, or any successor site or publication.

“Index Maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as indicated in the applicable pricing supplement.

“Initial Interest Rate” means the rate at which floating rate note will bear interest from its date of issue to the first Interest Reset Date, as indicated in the applicable pricing supplement.

“LIBOR” means the rate calculated as set forth under the heading “Description of Notes and Guarantee—Floating Rate Notes—LIBOR Notes”, unless otherwise indicated in the applicable pricing supplement.

“LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

“LIBOR Page” means either (a) if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency, or (b) if “LIBOR Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

“London Market Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Market Day” means

•	with respect to any note other than a LIBOR note, a foreign currency note or currency indexed note, any day that is a business day in The City of New York, and

•	with respect to LIBOR notes only, any business day in The City of New York on which dealings in deposits in U.S. dollars are transacted in the London interbank market,

•	with respect to foreign currency notes only (other than foreign currency notes that are currency indexed notes or denominated in Euros), any business day in The City of New York that is also a business day in the capital city of the country of the specified currency or, with respect to foreign currency notes denominated in Euros, any business day in The City of New York that is also designated as an Euro settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the Euro interbank market as a day in which payments in Euro are made or, with respect to foreign currency notes denominated in Australian dollars, Melbourne, and

•	with respect to currency indexed notes, a day described as a “Market Day” under the heading “Description of Notes and Guarantee—Currency Indexed Notes”.

“Market Exchange Rate” for any specified currency means the noon buying rate in The City of New York for cable transfers for the specified currency as certified for customs purposes by the Federal Reserve Bank of New York.

“Prime Rate”—The tenth day after the related Prime Rate interest determination date, or if that day is not a Market Day, the next succeeding Market Day.

“Principal financial center” means, as applicable, (a) the capital city of the country issuing the Specified Currency, or (b) the capital city of the country to which the LIBOR Currency relates; provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the “principal financial center” shall be The City of New York, Sydney and (solely in the case of the Specified Currency) Melbourne, Toronto, Frankfurt, Amsterdam, Milan, London (solely in the case of the LIBOR Currency), Johannesburg and Zurich, respectively.

“Regular Record Date” means, in respect of any Interest Payment Date, the eighth day (whether or not a Market Date) next preceding the Interest Payment Date, unless otherwise specified in the applicable pricing supplement.

“Reuters Screen BBSW Page” means the display designated as page “BBSW” on the Reuters Monitor Money Rates Service (or any other page as may replace the BBSW page on that service for the purpose of displaying bank bill rates of major Australian financial institutions).

“Reuters Screen ISDC Page” means the display designated as page “ISDC” on the Reuters Monitor Money Rates Service (or any other page as may replace the ISDC page on that service for the purpose of displaying bank bill rates of major Australian financial institutions).

“Reuters Screen LIBO Page” means the display designated as page “LIBO” on the Reuters Monitor Money Rates Service (or any other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

“Reuters Screen US Prime 1 Page” means the display designated as page “US Prime 1” on the Reuters Monitor Money Rates Service (or any other page as may replace the US Prime 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

“Telerate Page 3750” means the display designated as page “3750” on the Telerate Service (or any other page as may replace the 3750 page on that service or any other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

PROSPECTUS

US$1,224,121,000

Queensland Treasury Corporation

Debt Securities

Guaranteed by

The Treasurer on behalf of

The Government of Queensland

We may from time to time offer our unsecured debt securities consisting of notes, bonds, debentures, inscribed stock or other evidences of indebtedness in the United States with an aggregate principal amount of up to US$1,224,121,000. The securities will be offered as separate issues in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a prospectus supplement or prospectus supplements.

The terms of the securities, including, where applicable, the specific designation, aggregate principal amount, currency of denomination and payment (which may include composite currencies such as the Euro), denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, terms for redemption or exchange at our option or the holder, procedures relating to the transfer of ownership of the securities, terms for sinking fund payment or analogous provisions, the initial public offering price, the names of and the amounts to be purchased by any underwriters or agents, the compensation of any underwriters or agents, the other specific terms in connection with the offering and sale of each issue of the securities in respect of which this prospectus is being delivered and information relating to developments subsequent to the date of this prospectus, will be set forth in a prospectus supplement or prospectus supplements relating to the issue of securities.

The securities may be sold directly by us in the United States at an aggregate initial offering price of not more than US$1,224,121,000 or, if applicable, the equivalent thereof in any other currency, currencies or currency units, through agents designated from time to time or to or through underwriters or dealers. Please see “Plan of Distribution” for a discussion regarding our distribution arrangements. If any of our agents or any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, we will provide the names of the agents or underwriters and any applicable commissions or discounts in a prospectus supplement. The net proceeds we receive from the sale also will be set forth in a prospectus supplement.

The securities may be issued in registered form or bearer form with coupons attached or both. In addition, all or a portion of the securities of a series may be issuable in temporary or permanent global form. Securities in bearer form are offered only to non-United States persons and to offices located outside the United States and its possessions of certain United States financial institutions.

The distribution of this prospectus and the prospectus supplement and the offer and delivery of the securities is not permitted in, or to any residents of, the Commonwealth of Australia. For further discussion regarding restrictions on sales of securities please see “Description of Securities and Guarantee—Selling Restrictions”.

For a discussion of certain United States federal income tax consequences to holders of the securities, see “Description of Securities and Guarantee—United States Federal Taxation”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is November 13, 2003.

The delivery of this prospectus at any time does not imply that the information contained herein is correct as of any time after its date and the information contained in this prospectus is qualified in its entirety by the supplementary information contained in the applicable prospectus supplement relating to a particular issue of securities.

WHERE YOU CAN FIND

MORE INFORMATION

We file annual reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any documents we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We incorporate by reference the annual report on Form 18-K for us and the Government of Queensland for the fiscal year ended June 30, 2003 and any future reports and amendments filed with the SEC under Sections 13(c) and 15(d) of the United States Securities Exchange Act of 1934. Our Form 18-K contains, among other information, our most recently published annual report and consolidated financial statements and our most recently published interim financial statements, from time to time.

QUEENSLAND TREASURY CORPORATION

In 1982 the Queensland Government established the Queensland Government Development Authority as a corporation sole constituted by the Under Treasurer pursuant to the Statutory Bodies Financial Arrangements Act 1982 to act as a central borrowing authority for the State. The powers of that statutory body were expanded in 1988 and the name changed to Queensland Treasury Corporation (“Corporation”) pursuant to the Queensland Treasury Corporation Act 1988 (the “Act”).

Under section 10 of the Act, the Corporation established the Queensland Treasury Corporation Capital Markets Board (the “Board”) to determine and implement ongoing strategies for capital market operations.

Under the Act, the Corporation has as its statutory objectives:

(a) to act as a financial institution for the benefit of and the provision of financial resources and services to statutory bodies and the State;

(b) to enhance the financial position of the Corporation, other statutory bodies and the State; and

(c) to enter into and perform financial and other arrangements that in the opinion of the Corporation have as their objective:

(i) the advancement of the financial interests of the State;

(ii) the development of the State or any part thereof; or

(iii) the benefit of persons or classes of persons resident in or having or likely to have an association with Queensland.

In furtherance of these objectives, the Act also provides that the Corporation has the following functions:

(a) to borrow, raise or otherwise obtain financial accommodation in Australia or elsewhere;

(b) to advance money or otherwise make financial accommodation available;

(c) to act as a central borrowing and capital raising authority for the statutory bodies of the State;

(d) to act as agent for statutory bodies in negotiating, entering into and performing financial arrangements;

(e) to provide a medium for the investment of funds of the Treasurer, statutory bodies or any other persons; and

(f) to manage or cause to be managed the Corporation’s financial rights and obligations.

As at June 30, 2003, the Corporation had a total of $26.866 billion in assets compared to $26.039 billion at June 30, 2002.

QUEENSLAND

The State of Queensland (the “State” or “Queensland”) has the second largest land area of the six Australian States and the largest habitable area. It occupies the northeastern quarter of Australia, covering 1.7 million square kilometres, stretching from the sub-tropical and densely populated southeast to the tropical, sparsely populated Cape York Peninsula in the north. The State’s geography and climate are suitable for the production of a wide variety of agricultural products, the most important being meat, grains, sugar and wool. In addition, the State has extensive deposits of minerals (including large reserves of coal and one of the world’s largest known bauxite deposits), a diverse industrial base, well-developed ports and transportation systems and an educated workforce. A land transportation network of approximately 10,000 kilometers of railway lines and 170,000 kilometers of roads supports the development of the State’s resources.

Queensland is the third most populous State in Australia with a population of over 3.655 million persons, or 19.3% of Australia’s population at August 2001. Approximately two-thirds of Queensland’s population lives in the Brisbane and Moreton region in the south-eastern corner of the State, an area with mild climate and a developed industrial base. The remainder of the State’s population is spread quite widely, making Queensland’s population the most dispersed of the Australian States.

Brisbane, the capital of Queensland, with its surrounding metropolitan area has approximately 1.6 million residents. There are seven other population centres in Queensland with over 50,000 residents.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities to finance the activities of the State of Queensland and its statutory bodies.

DEBT RECORD

Neither we, nor any predecessor, nor the Treasurer on behalf of the Government of Queensland has ever defaulted on the payment of principal of, or premium, if any, or interest on any security issued by it.

DESCRIPTION OF SECURITIES

AND GUARANTEE

The following is a brief summary of the terms and conditions of the securities, the guarantee and the fiscal agency agreement or agreements pursuant to which our securities, other than our domestic A$ bonds (which, for purposes of the Act and other purposes, have been and are identified as “Inscribed Stock”) will be issued. Copies of the forms of securities and the form of fiscal agency agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part.

Below is a summary of the material provisions of the terms and conditions of the securities. For more complete information, you should read the exhibits to the registration statement. Information provided in this summary may be varied if we state so in a prospectus supplement.

General

The securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the securities offered thereby:

•	the designation and aggregate principal amount and any limitation on the principal amount and authorized denominations;

•	the currency or currencies or composite currency unit of denomination and payment;

•	the percentage of their principal amount at which the securities will be issued;

•	the maturity date or dates;

•	the interest rate or rates, if any, which may be fixed or variable, and the manner in which the rate or rates will be determined;

•	the interest payment dates, if any, and the dates from which interest accrues;

•	any optional or mandatory redemption or exchange terms, including with respect to our domestic A$ bonds, or repurchase or sinking fund provisions;

•	whether the offered securities will be in bearer form with interest coupons, if any, or in registered form, or both;

•	whether any of the securities are to be issuable initially in temporary global form and whether any of the securities are to be issuable in permanent global form, the authorized denominations of securities in each form, and restrictions on the exchange of one form for another;

•	any securities exchange or exchanges to which an application for listing of the securities has been or may be made and the extent to or the manner in which any interest payable on the global security representing the securities will be paid;

•	paying agents, at whose offices payments of principal and any premium or interest will be made;

•	procedures relating to the transfer of ownership of the securities;

•	if the amounts of the payment of principal of and any premium or interest on the securities may be determined by reference to an index, the manner in which the amounts may be determined; and

•	any other specific provisions.

We will appoint a fiscal agent or agents in connection with the securities, other than our domestic A$ bonds, whose duties will be governed by the relevant fiscal agency agreement. We may replace the fiscal agent and may appoint different fiscal agents for different series of securities. We may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. A register for the registration and transfer of securities, other than our domestic A$ bonds, will be kept by the fiscal agent in The City of New York. The fiscal agent is our agent, is not a trustee for you and does not have the same responsibilities or duties to act for you as would a trustee.

Securities may be issued as discounted securities, which means that they bear no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount or may have payments denominated in or determined by reference to a currency other than United States dollars. We may issue securities which may be redeemed and exchanged at the option of the holder thereof for our domestic A$ bonds or which are transferable as our domestic A$ bonds pursuant to settlement procedures which will be described in a prospectus supplement relating to the securities. Reference is made to the applicable prospectus supplement for the terms of the exchange.

Payments

Principal of, and any premium or interest on, the securities will be payable at the place or places and in the currency or currencies or composite currency, such as the Euro, as we designate and set forth in the applicable prospectus supplement. Subject to the procedure relating to global securities described below, and unless otherwise provided in the applicable prospectus supplement, the principal of the securities in registered form, other than our domestic A$ bonds, will be payable at the corporate trust office of the fiscal agent in The City of New York or by transfer to a dollar account maintained by the payee with a bank in The City of New York, and the principal of any securities in bearer form will be payable by check at the offices or agencies of the fiscal agent or other paying agent outside the United States as we may designate from time to time or by transfer to a dollar account maintained by the payee with a bank outside of the United States.

Subject to the procedure relating to global securities described below, interest, if any, on registered securities will be paid, unless otherwise provided in the applicable prospectus supplement, by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each person’s address appearing on the register of securities or by transfer to a dollar account maintained by the payee with a bank in The City of New York.

Interest on any bearer securities will be payable by check or by transfer to a dollar account maintained by the payee with a bank outside of the United States upon surrender of any applicable coupon at the offices or agencies of the fiscal agent or any other paying agent outside of the United States as we may designate from time to time. No payment of interest on bearer securities will be made at the corporate trust office of the fiscal agent or any other office in the United States, nor will any payment be made by mail to an address in the United States or by transfer to an account maintained by a holder with a bank in the United States. If payments in respect of United States dollar denominated bearer securities at the offices outside of the United States are illegal or effectively precluded because of the imposition of exchange controls or similar restrictions on the payment or receipt of the amounts in dollars, we may instruct that the payments be made at an office or agency located in the United States. If bearer securities are issued, we will designate the offices of at least one paying agent outside of the United States as the location at which interest on the bearer securities will be paid.

Unless otherwise provided in the applicable prospectus supplement, interest on our domestic A$ bonds will be paid by a check mailed to the person in whose name the domestic A$ bonds are registered at the close of business on the record dates designated in the applicable prospectus supplement at the person’s address appearing on the register for our domestic A$ bonds that we maintain at the address specified in the applicable prospectus supplement. Our domestic A$ bonds will not be issued in bearer form. Unless otherwise provided in the applicable prospectus supplement, the principal of our domestic A$ bonds will be payable by check posted directly to the person in whose name the domestic A$ bonds are registered on the register at the close of business on the maturity date of the domestic A$ bonds set forth in the applicable prospectus supplement at the person’s address appearing on the register.

Transfer and Exchange

Unless otherwise provided in the applicable prospectus supplement, the securities, other than our domestic A$ bonds, may be presented for transfer or exchange, other than for the exchange of securities for domestic A$ bonds, at the corporate trust office of the fiscal agent in New York City, subject to the limitations set forth in the fiscal agency agreement. Upon surrender for exchange or transfer of any security, the fiscal agent shall authenticate and deliver in exchange for the security, a security or securities of the appropriate form and denomination and of an equal principal amount. No service charge will be imposed upon the holder of a security in connection with exchanges for securities of a different denomination or for transfers thereof, but the fiscal agent may charge the party requesting any transfer, exchange or registration of the securities a sum sufficient to reimburse it for any stamp or other tax or other governmental charge required to be paid in connection with the transfer, exchange or registration.

We, the fiscal agent and any of our other agents may treat the person in whose name any security is registered as the owner of the security for all purposes. The procedures for exchange of the exchangeable securities for our domestic A$ bonds and for transfer of transferable securities and of domestic A$ bonds will be described in the applicable prospectus supplement.

Status of the Securities

The securities constitute our direct, unconditional and unsecured obligations, the full faith and credit of which will be pledged for the payment and performance of the securities. At the time of issuance the securities will rank in parity with all of our other direct and general obligations for borrowed money without any preference granted by us one above the other by reason of priority of date of issue, currency of payment or otherwise.

Limitations on Issuance of Securities in Bearer Form

In compliance with United States federal tax laws and regulations, bearer securities (including securities in temporary or permanent global form that are either bearer securities or exchangeable for bearer securities) may not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(iv)), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended and the United States Treasury Regulations thereunder, or to certain other persons described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(1)(iii)(B).

Moreover, these bearer securities may not be delivered in connection with their sale during the restricted period within the United States or its possessions. Any distributor (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(4)) participating in the offering of bearer securities must covenant that it will not offer or sell during the restricted period any bearer securities within the United States or its possessions or to United States persons (other than the persons described above), it will not deliver in connection with the sale of bearer securities during the restricted period any bearer securities within the United States or its possessions, and it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling the bearer securities are aware of the restrictions described above.

No bearer security may be delivered, nor may interest be paid on any bearer security, until the beneficial owner of the bearer security furnishes a written certificate to the effect that the bearer security:

•	is owned by a person that is not a United States person,

•	is owned by a United States person that is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is owned by a United States person who acquired the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through such financial institution on the date of certification, provided in either case that the financial institution provides a certificate to us or the distributor selling the bearer security to it within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the United States Treasury Regulations thereunder, or

•	is owned by a financial institution that purchased the bearer security for resale during the restricted period.

A financial institution described in the third point of the preceding sentence (whether or not also described in the first two points) must certify that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. In the case of a bearer security in permanent global form, that certification must be given in connection with notation of a beneficial owner’s interest therein. The bearer securities and the coupons will bear a legend which includes the following language: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code”.

As used herein, “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. “United States” means the United States of America (including the States and the District of Columbia), and “possessions” of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands.

Global Securities

The securities may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of, a depositary identified in the prospectus supplement relating to the securities. Unless and until it is exchangeable in whole or in part for securities in definitive form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement, if any, with respect to a series of securities will be described in the prospectus supplement relating to that series. Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to all depositary arrangements relating to the securities.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for that global security or its nominee, also known as participants, or persons that may hold interests through participants. These accounts shall be designated by the underwriters or agents with respect to the securities underwritten or solicited by them. We will obtain confirmation from the depositary that upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the securities represented by the global security. The depositary will have no knowledge of the actual holder of beneficial interests in any global security and its records reflect only the identity of the participants to whose accounts book-entry notes are credited. The participants remain responsible for keeping account of their holdings on behalf of their customers. Ownership of beneficial interests in that global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary (with respect to interests of participants) and on the records of participants with respect to interests of persons held through participants.

The laws of some states of the United States may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and the laws may impair the ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the fiscal agency agreement and the terms of the global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the securities represented by that global security registered in their names and will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders under the fiscal agency agreement and the terms of the global security and the guarantee. Accordingly, each person owning a beneficial interest in that global security must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the fiscal agency agreement or the terms of the global security or the guarantee. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in that global security desires to give or take any action which a holder is entitled to give or take under the fiscal agency agreement or the terms of the global security, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of principal of, and premium and interest, if any, on securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the securities. None of us, the fiscal agent and the paying agent or any of our other agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We will obtain confirmation from the depositary that upon receipt of any payment of principal of, or premium or interest on, a global security denominated in United States dollars, the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amounts of the global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in that global security held through the participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name”.

In the case of a global security denominated in, or interest with respect to which is payable in, a foreign currency, the payment procedures will be described in the applicable prospectus supplement. Payments in United States dollars will be made in accordance with the preceding paragraph.

If the depositary for any securities represented by a global security notifies us that it is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Act and a successor depositary is not appointed by us within ninety days after receiving that notice or becoming aware that the depositary is no longer so registered, we will issue the securities in definitive form upon registration of transfer of, or in exchange for, the global security. We may also at any time and in our sole discretion determine not to have the securities represented by one or more global securities and, in that event, will issue securities in definitive form in exchange for all of the global securities representing the securities. In addition, securities represented by one or more global securities which are by their terms exchangeable for another class of securities shall be transferable to the extent necessary to permit the exchange. If applicable, the procedures for effecting any exchange will be described in the applicable prospectus supplement.

Taxation by the Commonwealth of Australia

Interest Withholding Tax

Generally, interest paid by us to a non-resident of Australia, who does not derive the interest in carrying on business at or through a permanent establishment in Australia, is subject to interest withholding tax at the rate of ten percent.

Under the double taxation treaty between Australia and the United States, no Australian interest withholding tax will be payable on interest derived by an entity which is entitled to the benefit of that treaty where that entity is a government body of the United States (including a body exercising governmental functions), a United States resident bank performing central banking functions or by a United States resident financial institution which is unrelated to, and deals independently with, us. For these purposes, “financial institution” means a bank or other enterprise substantially deriving its profits by raising debt finance in the financial markets or by taking deposits at interest and using those funds in carrying on a business of providing finance. However, if the interest is derived as part of an arrangement involving back-to-back loans, Australian interest withholding tax will still be payable.

A person who is not a resident of the Commonwealth of Australia within the meaning of the Income Tax Assessment Act 1936 (Australia) and who does not derive the interest in carrying on business at or through a permanent establishment in Australia and who has acquired or acquires any of the securities will not incur or become liable for any Australian income tax (other than interest withholding tax) on interest, or amounts in the nature of interest, payable in respect of the securities. The terms of issue and the procedures for the issue of the securities are intended to satisfy the conditions for exemption from interest withholding tax under Section 128F of the Income Tax Assessment Act 1936 (Australia), as amended.

Under Australian law as currently in effect, Australian withholding tax at the rate of 10% will be deducted by us from payments of any interest on our domestic A$ bonds paid to a non-resident of Australia. We are not obliged to “gross-up”, nor make any additional payments to a holder of domestic A$ bonds in respect of any withholding.

Interest, or an amount in the nature of interest, paid by us is exempt from Australian withholding tax under Section 128F if debt securities are issued by us outside Australia and if a “public offer” test is satisfied. The public offer test is satisfied if the debt securities are issued as a result of being offered for issue:

(a) to at least 10 persons each of whom:

(i) was carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; and

(ii) is not known, or suspected, by us to be an associate (as defined in Section 128F) of any of the other nine such persons; or

(b) to at least 100 persons whom it is reasonable for us to regard as having acquired instruments similar to the debt securities in the past or being likely to acquire instruments similar to the debt securities in the future; or

(c) as a result of being accepted for listing on a stock exchange outside Australia, where we have entered into an agreement with a dealer, manager or underwriter in relation to the placement of the debt securities requiring us to seek such a listing; or

(d) as a result of negotiations being initiated publicly in electronic form, or in another form, that is used by financial markets for dealing in instruments similar to the debt securities; or

(e) to a dealer, manager or underwriter in relation to the placement of debt securities who, under an agreement with us, offered the debt securities for sale within 30 days in a way covered by any of paragraphs (a) to (d) above.

In relation to the issue of a global security, the “public offer” test will be satisfied if the global security falls within the description of “global bond” in Section 128F(10). Broadly speaking, this will be the case if the following requirements are satisfied:

(i) the global security describes itself as a global bond or a global note; and

(ii) it is issued to a clearing house (as defined in Section 128F(9)) or to a person as trustee or agent for, or otherwise on behalf of, one or more clearing houses; and

(iii)in connection with the issue of the global security, the clearing house or houses confer rights in relation to the global security on other persons and will record the existence of the rights; and

(iv) before the issue of the global security, we, or a dealer, manager or underwriter, in relation to the placement of debt securities on our behalf, announces that, as a result of the issue, those rights will be able to be created; and

(v) the announcement is made in a way or ways covered by any of paragraphs (a) to (e) above (reading a reference in those paragraphs to “debt securities” as if it were a reference to the rights referred to in paragraph (iv) above and a reference to “us” as if it included a reference to the dealer, manager, or underwriter); and

(vi) under the terms of the global security, interests in the global security are able to be surrendered, whether or not in particular circumstances, in exchange for other debt securities issued by us that are not themselves global securities.

The public offer test is not satisfied if at the time of the issue we know, or have reasonable grounds to suspect, that the debt security or an interest in the debt security was being, or would later be, acquired directly or indirectly by an Offshore Associate of ours other than one acting in the capacity of a dealer, manager, or underwriter in relation to the placement of the debt securities or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme (within the meaning of the Corporations Act 2001 (Australia)). Nor will the exemption from interest withholding tax apply if, at the time of the payment of interest to a person, we know or have reasonable grounds to suspect that the holder concerned is one of our Offshore Associates other than one receiving the payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme without losing the benefit of the exemption from interest withholding tax. An “Offshore Associate” is an associate (as defined in Section 128F) of ours that is either a non-resident of the Commonwealth of Australia which does not acquire the securities in carrying on a business at or through a permanent establishment in Australia or, alternatively, is a resident of Australia that acquires the securities in carrying on a business at or through a permanent establishment outside of Australia.

To reduce the risk that the public offer test will not be satisfied we have identified our known associates and have requested that they do not acquire any of our securities which are issued outside Australia.

Payment of Additional Amounts in Certain Circumstances

All payments by us of or in respect of, principal of, and any premium and interest on, the securities, except for the domestic A$ bonds, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Commonwealth of Australia or any political subdivision or authority thereof or therein having power to tax, unless the withholding or deduction of the taxes, duties, assessments or governmental charges is required by law. In that event, we or, as the case may be, the guarantor will pay the additional amounts as may be necessary in order that the net amounts receivable by you after the withholding or deduction (and after deduction of any additional taxes, duties, assessments or governmental charges payable in respect of such additional amounts) shall equal the respective amounts of principal and interest which would have been receivable in respect of the securities, in the absence of the withholding or deduction. However, no additional amounts will be so payable for or on account of:

(1) any withholding, deduction, tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that the holder:

(A) was a resident, domiciled in or a national of, or engaged in business or maintained a permanent establishment or was physically present in, Australia or otherwise had some connection with Australia other than the mere ownership of, or receipt of payment under, the security;

(B) presented a security for payment in Australia, unless the security could not have been presented for payment elsewhere; or

(C) presented the security more than 30 days after the date on which the payment in respect of the security first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to the additional amounts if it had presented the security for payment on any day within the period of 30 days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any withholding or deduction on account of such taxes;

(3) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or any premium or interest on, the security;

(4) any withholding, deduction, tax, assessment or other governmental charge which is imposed or withheld by reason of the failure by the holder of a security or, if the security is a global security, the beneficial owner of a security to comply with our request addressed to the holder or beneficial owner, as the case may be,

(A) to provide information concerning the nationality, residence, identity or address of the holder or the beneficial owner, as the case may be; or

(B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of Australia or any political subdivision or authority thereof or therein having the power to tax as a precondition to exemption from all or part of the withholding, deduction, tax, assessment or other governmental charge; or

(5) any combination of items (1), (2), (3) and (4) above.

Furthermore, no additional amounts will be paid with respect to any payment of, or in respect of, the principal of, or any premium or interest on, the securities to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would, under the laws of the Commonwealth of Australia or any political subdivision or authority thereof or therein having the power to tax, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had it been the holder of a security.

We will not be liable to pay additional amounts to any holder for any deduction or withholding on account of any duties or taxes where those duties or taxes are imposed or levied by or on behalf of the Commonwealth of Australia by virtue of the holder being our associate (as defined in Section 128F of the Income Tax Assessment Act 1936 (Australia)) or as a result of the holder being a party to or participating in a scheme to avoid the duties or taxes, being a scheme which we neither were party to nor participated in.

Australian withholding tax at the rate of 10% will be deducted by us from payments of any interest on our domestic A$ bonds paid to a non-resident of Australia. We are not obliged to “gross up”, nor make any additional payments to, a holder of domestic A$ bonds in respect of any withholding.

Any reference herein to principal or interest in respect of the securities will also be deemed to refer to any additional amounts which may be payable in respect of those securities.

Income and Other Taxes

Under Australian law as currently in effect, a person who is a non-resident and who is a holder of securities or domestic A$ bonds will not by reason only of that ownership incur or become liable for any Australian taxes or duties of whatsoever nature in respect of principal of or (except as described in “Interest Withholding Tax” above, noting the exemption from that tax afforded by Section 128F where its requirements are complied with) interest, or amounts in the nature of interest (including original issue discount, or premium, if any), in respect of, the securities or domestic A$ bonds, provided that no such interest, amount in the nature of interest, or premium is derived in carrying on business through a permanent establishment in Australia.

Under Australian law as currently in effect, no Australian income or other tax is payable on any profit on sale of the securities or domestic A$ bonds which are held by non-residents except if the securities or the domestic A$ bonds, as the case may be, are purchased with the intention of deriving that profit by resale, or the securities or domestic A$ bonds, as the case may be, are trading stock of the vendor or if an ordinary incident of the vendor’s business is the sale of securities for a profit and, in any case, the profit from the sale has a source in Australia. The profit will generally only have a source in Australia if the business is conducted in Australia, if the securities or domestic A$ bonds, as the case may be, are sold in Australia or the securities or domestic A$ bonds, as the case may be, are physically held in Australia.

Notwithstanding that a profit from a sale of securities or domestic A$ bonds is prima facie assessable in Australia in the circumstances referred to above, if the vendor is a resident of a country with which Australia has a double taxation agreement, then depending on the circumstances of the case and the terms of the relevant treaty, relief from Australian tax may nevertheless be available under the treaty.

Inheritance Taxes

Under Australian law as currently in effect, no Australian state or Federal estate duty or other inheritance taxes will be payable in respect of securities or domestic A$ bonds held at the date of death regardless of the holder’s domicile at the date of death.

Selling Restrictions

No prospectus in relation to the securities has been lodged with or registered by the Australian Securities and Investments Commission. The securities may not be offered or sold, directly or indirectly, in the Commonwealth of Australia, its territories and possessions. Each dealer has or will severally represent and agree with us that in connection with the distribution of the securities:

•	it has not directly or indirectly offered for subscription or purchase or issued invitations to subscribe for or buy nor has it sold any of the securities;

•	it will not directly or indirectly offer for subscription or purchase or issue invitations to subscribe for or buy or sell any of the securities; and

•	it has not distributed and will not distribute any draft or final form offering memorandum, advertisement or other offering material relating to any of the securities,

in Australia or to any person that the employees of the Dealer acting in connection with the offer or sale know or have reasonable grounds to suspect is one of our Offshore Associates other than one acting in the capacity of a dealer, manager, or underwriter in relation to the placement of the securities or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme (within the meaning of the Corporations Act 2001 (Australia)).

Each Dealer has agreed to co-operate with us with a view to ensuring that securities are offered for sale in such a manner which will allow payments of interest or amounts in the nature of interest on the securities to be exempt from Australian withholding tax under section 128F of the Income Tax Assessment Act 1936 (Australia), as amended.

Australian Exchange Control Restrictions

The written approval of the Australian Minister for Foreign Affairs is required for transactions involving the control or ownership of assets by persons or entities linked to terrorist activities and identified by the United Nations and the Commonwealth of Australia under the Charter of the United Nations (Anti-terrorism—Persons and Entities) List, as published from time to time in the Commonwealth Government Gazette. This includes individuals or entities linked with the Taliban, Usama bin Laden and other terrorist organizations. Transactions involving persons published in the Gazette without the permission of the Minister are a criminal offence.

Transactions involving individuals associated with the regime of former President of Yugoslavia Slobodan Milosevic and certain ministers and senior officials of the Government of Zimbabwe are prohibited under the Banking (Foreign Exchange) Regulations 1959 (Cth). The Reserve Bank of Australia publishes changes to prohibited parties and variations in the restrictions on those parties from time to time in the Commonwealth Government Gazette.

Transactions over A$100,000 involving the Embassy of the Federal Republic of Yugoslavia, the Consulate-General of the Federal Republic of Yugoslavia and Narodna Banka Jugoslavije (including Banque Nationale de Yugoslavie) require prior approval from the Reserve Bank of Australia.

United States Federal Taxation

This section describes the principal United States federal income tax consequences of owning the securities we are offering. It applies to you only if you acquire securities in this offering and you own your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns securities as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the code and the laws of any other taxing jurisdiction.

This section describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

Except as described below in the case of interest on a discount security that is not qualified stated interest (each as defined below under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—General”), you will be taxed on any interest on your security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a “foreign currency”) as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of your security) denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a security, other than a security with a term of one year or less (a short-term security), it will be treated as issued at an original issue discount (a discount security) if the amount by which the security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. All three terms are defined below. Generally, a security’s issue price will be the first price at which a substantial amount of securities included in the issue of which the security is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A security’s stated redemption price at maturity is the total of all payments provided by the security that are not payments of qualified stated interest. Generally, an interest payment on a security is qualified stated interest if it is one of a series of stated interest payments on a security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the security. There are special rules for variable rate securities that we discuss below under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—Variable Rate Securities”.

In general, your security is not a discount security if the amount by which its stated redemption price at maturity exceeds its issue price is less than  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity (the de minimis amount). Your security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the security, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the amount to be included with respect to each such payment by multiplying the total amount of your security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made divided by:

•	the stated principal amount of the security.

Inclusion of Original Issue Discount in Income. Generally, if your discount security matures more than one year from its date of issue, you must include the original issue discount (“OID”) in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount security for each day during the taxable year or portion of the taxable year that you own your discount security (accrued OID). You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount security and you may vary the length of each accrual period over the term of your discount security.

However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount security’s adjusted issue price at the beginning of the accrual period by your security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your security allocable to the accrual period.

You must determine the discount security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your security (other than any payment of qualified stated interest), and

•	your security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your security after the purchase date but is greater than the amount of your security’s adjusted issue price (as determined above under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—General”), the excess is acquisition premium. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the security immediately after purchase over the adjusted issue price of your security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on your security after the purchase date over your security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your security is to be made within one year of your security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your security.

Securities Subject to Contingencies Including Optional Redemption. Your security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your security, and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your security for the purposes of those calculations by using any date on which your security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your security by treating your security as having been retired and reissued on the date of the change in circumstances for an amount equal to your security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your security using the constant-yield method described above under the heading “Description of Securities and Guarantee— United States Federal Taxation—Original Issue Discount—Inclusion of Original Issue Discount in Income”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “Securities Purchased at a Premium”) or acquisition premium.

If you make this election for your security, then, when you apply the constant-yield method:

•	the issue price of your security will equal your cost,

•	the issue date of your security will be the date you acquired it, and

•	no payments on your security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the security for which you make it unless the security has amortizable bond premium or market discount. If the security has amortizable bond premium, you will be deemed to have elected to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you own as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount security, you will be treated as having made the election discussed above under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a security or the deemed elections with respect to amortizable bond premium or market discount securities without the consent of the Internal Revenue Service.

Variable Rate Securities. Your security will be a “variable rate security” if:

•	your security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments; and

•	your security provides for stated interest (compounded or paid at least annually) only at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your security is denominated or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35 or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate and

•	the value of the rate on any date during the term of your security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

•	If your security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the security, the qualified floating rates together constitute a single qualified floating rate.

•	Your security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the security or are not reasonably expected to significantly affect the yield on the security.

•	Your security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of your security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

Your security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your security will also have a single qualified floating rate or an objective rate if interest on your security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on your security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your security.

If your variable rate security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate security,

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above),

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your security.

If your variable rate security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate security will be treated, for purposes of the first three steps of the determination, as if your security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Securities. In general, if you are an individual or other cash basis United States holder of a short-term security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term security will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term securities, you will be required to defer deductions for interest on borrowings allocable to your short-term securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term security, including stated interest, in your short-term security’s stated redemption price at maturity.

Discount Securities. If your discount security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “Description of Securities and Guarantee—United States Federal Taxation—Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your security.

Market Discount. You will be treated as if you purchased your security, other than a short-term security, at a market discount and your security will be a market discount security if:

•	you purchase your security for less than its issue price (as determined above under “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—General”) and

•	your security’s stated redemption price at maturity or, in the case of a discount security, the security’s revised issue price, exceeds the price you paid for your security by at least 1/4 of 1 percent of your security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the security’s maturity.

To determine the revised issue price of your security for these purposes, you generally add any OID that has accrued on your security to its issue price.

If your security’s stated redemption price at maturity or, in the case of a discount security, its revised issue price, does not exceed the price you paid for the security by  1/4 of 1 percent multiplied by the number of complete years to the security’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

If you recognize gain on the maturity or disposition of your market discount security, you must treat it as ordinary income to the extent of the accrued market discount on your security. Alternatively, you may elect to include market discount in income currently over the life of your security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service.

You will accrue market discount on your market discount security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you elect to accrue market discount using a constant-yield method, it will apply only to the security with respect to which it is made and you may not revoke it.

If you own a market discount security and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your security in an amount not exceeding the accrued market discount on your security until the maturity or disposition of your security.

Securities Purchased at a Premium

If you purchase your security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your security by the amount of amortizable bond premium allocable, based on your security’s yield to maturity, to that year. If your security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments (other than debt instruments, the interest on which is excludible from gross income) that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Description of Securities and Guarantee—United States Federal Taxation—Original Issue Discount—Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Securities

Your tax basis in your security will generally be the U.S. dollar cost (as defined below) of your security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your security, and then

•	subtracting the amount of any payments on your security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your security.

If you purchase your security with foreign currency, the U.S. dollar cost of your security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your security. If your security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the securities are not traded on an established securities market, as defined in the applicable Treasury regulations,

•	the date of disposition, if you are an accrual basis taxpayer, or

•	the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the securities are traded on an established securities market, as defined in the applicable Treasury regulations.

You will recognize capital gain or loss when you sell or retire your security, except to the extent:

•	described above under “Short-Term Securities” or “Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% for property held more than one year and 18% where the property is held for more than five years.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your security or on the sale or retirement of your security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to securities the payments on which are determined by reference to any index and other securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate securities.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to all payments of principal, any premium and interest, the accrual of OID on a discount security, and the proceeds of the sale of security before maturity within the United States, with respect to non-corporate United States holders. Additionally, backup withholding will generally apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Redemption

General

If the securities of a series, other than our domestic A$ bonds, provide for mandatory redemption by us or redemption at our election, unless otherwise provided in the applicable prospectus supplement, that redemption shall be on not less than ten nor more than 45 days’ notice and, in the event of redemption in part, the securities to be redeemed will be selected by the fiscal agent in such manner as it shall deem fair and appropriate.

Unless all the securities of a series to be redeemed are registered securities, notice of redemption will be published prior to the redemption date in a daily newspaper printed in the English language and of general circulation in The City of New York, or as otherwise provided in the applicable prospectus supplement. Additionally, notice of that redemption will be mailed to holders of registered securities of the series to their last addresses as they appear on the register of the securities of that series.

For Taxation

Should we, on the occasion of the next payment in respect of the securities, other than our domestic A$ bonds, be obliged to pay any additional amounts as are referred to in “Taxation by the Commonwealth of Australia” above, we may, at our option, on the giving of not less than 30 nor more than 60 days’ notice to you, redeem the securities as a whole at a redemption price of 100% of the principal amount thereof with the accrued interest to the date fixed for redemption or that other redemption price as set forth in the applicable prospectus supplement.

Acceleration of Maturity

In the event of default in the payment of principal of or interest on any of the securities, other than our domestic A$ bonds, and the continuance of that default for a period of 30 days, or of default for 90 days after written notice by a holder of any securities to us at the office of the fiscal agent in the Borough of Manhattan, The City of New York, of a default in the performance of any other material covenant contained in the securities, each security will become due and payable at the option of the holder of that security upon written demand to us at the office of the fiscal agent, unless prior to the receipt of the written demand by the fiscal agent all defaults shall have been cured. No periodic evidence is required to be furnished by us to the fiscal agent as to the absence of defaults. Any provisions for the acceleration of maturity of the domestic A$ bonds will be set forth in the applicable prospectus supplement.

Modification

We may modify any of the terms or provisions contained in the securities, other than our domestic A$ bonds, of the same series in any way with the written consent of the holders of not less than 66 2/3% in principal amount of the securities of the same series at the time outstanding, provided that

•	if any of the modifications would change the terms of payment of the principal of, or any interest or premium on, any securities of the same series or affect the rights of holders of less than all the securities of the same series at the time outstanding, the consent of all holders of the securities of the same series is required and

•	if any modification would reduce the aforesaid percentage needed for authorization of the modification, the consent of all holders of the outstanding securities of the same series is required.

Guarantee of the Treasurer on Behalf of the Government of Queensland

By one or more Deeds of Guarantee (referred to herein collectively as the “guarantee”), given pursuant to Section 33 of the Act, the Treasurer of Queensland, on behalf of the Government of Queensland, will guarantee the payment of principal of, and any interest or premium on, the securities. The guarantee is a direct and unconditional obligation of the Government of Queensland, payable out of the Consolidated Fund, and will rank in parity with all of its other unsecured obligations. Our domestic A$ bonds (Inscribed Stock) are statutorily guaranteed as to payment of principal and interest pursuant to Section 32 of the Act.

Jurisdiction, Consent to Service and Enforceability

Unless otherwise specified in the applicable prospectus supplement, we and the Government of Queensland will appoint the fiscal agent, whose address in New York City will be set forth in the prospectus supplement, as the authorized agent upon whom process may be served in any action based on the securities which may be instituted in any state or federal court in The City or the State of New York by the holder of any security. That appointment shall be irrevocable until all amounts in respect of the principal and interest due and to become due on or in respect of all the securities have been paid, except that if, for any reason, the agent ceases to act as our or the Government of Queensland’s authorized agent, we or the Government of Queensland, as the case may be, will appoint another person in New York as its authorized agent. We and the Government of Queensland will expressly accept the jurisdiction of any such court in respect of the action. We and the Government of Queensland will irrevocably waive to the extent permitted by law any immunity from the jurisdiction of any such court (but not from execution or attachment or process in the nature thereof) to which it might otherwise be entitled in any action based upon the securities or the guarantee.

We and the Government of Queensland are also subject to suit in competent courts in Queensland and will irrevocably waive any immunity from the jurisdiction of any such court in any action based upon the securities or the guarantee.

Governing Law

The fiscal agency agreement, the guarantee and the securities will be governed by, and interpreted in accordance with, the laws of the State of New York, except that all matters governing our domestic A$ bonds and authorization and execution by us or the Government of Queensland and any statutory guarantee relating to any securities will be governed by the laws of Queensland.

PLAN OF DISTRIBUTION

We may sell securities

•	through underwriters or dealers,

•	directly, or

•	through agents.

Each prospectus supplement with respect to the securities we are offering will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the price of the securities and the net proceeds to us from the sale, any underwriting discounts or other items constituting underwriters’ compensation, and discounts or concessions allowed or re-allowed or paid to dealers and any securities exchange on which the securities may be listed.

If underwriters are used in the sale, securities will be acquired by the underwriters for their own account and may be resold from time to time by them in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by one or more investment banking firms or others, as designated in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Securities may be sold directly by us or through agents we designate from time to time. Any agent involved in the offer or sale of securities will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring the securities for its own account.

Bearer securities are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a U.S. person except in certain transactions permitted by U.S. tax regulations.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on a date or dates stated in the prospectus supplement. If arranged by underwriters, each contract will be entered into on or prior to the date of delivery to the underwriters of the securities to be purchased by them. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts shall not be less or more than, the respective amounts stated in the prospectus supplement. Institutions with which contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases these institutions must be approved by us. Contracts will not be subject to any conditions except that:

•	the purchase by an institution of securities covered by its contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject and

•	if the purchase is arranged by underwriters, the sale to underwriters of securities to be purchased by them pursuant to the applicable underwriting agreement will have been completed.

The underwriters and any other persons will not have any responsibility in respect of the validity or performance of the contracts. The principal amount of securities to be purchased by each underwriter will be reduced by the portion of the securities contracted to be sold pursuant to contracts allocated to the underwriter as provided in the agreement among underwriters relating to those securities.

Agents and underwriters may be entitled under agreement entered into with us to indemnification by us against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payment which the agents or underwriters may be required to make in respect thereof. Agents and underwriters in the ordinary course of business may engage in transactions with or perform services for us.

VALIDITY OF SECURITIES

AND GUARANTEE

The validity of the securities and the guarantee will be passed upon for us and the Treasurer on behalf of the Government of Queensland as to matters of the laws of the State of Queensland and the Commonwealth of Australia by the Crown Solicitor of Queensland, and as to matters of the laws of the State of New York, by Sullivan & Cromwell, New York, New York, counsel to the dealers. The opinions of the Crown Solicitor and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by us and the fiscal agent in connection with the issuance and sale of any particular security, the specific terms of securities and other matters which may affect the validity of securities but which cannot be ascertained on the date of the opinions. Sullivan & Cromwell has on occasion rendered legal services to us and the Government of Queensland.

EXPERTS AND PUBLIC

OFFICIAL DOCUMENTS

Information included herein which is designated as being taken from a publication of Queensland or Australia or an agency or instrumentality of either, is included herein on the authority of the publication as a public official document.

Our financial statements and those of Queensland as at and for various periods and included or incorporated into this prospectus, have been examined by the Auditor-General of Queensland, as set forth in the Auditor General’s Reports appearing elsewhere and incorporated herein and are included with the Auditor General’s consent and in reliance upon the Auditor General’s authority as an expert in accounting and auditing.

All other statements included in this prospectus, any prospectus supplement and the Form 18-K relating to us or Queensland have been reviewed by Mr. Gerard Bradley, Under Treasurer of the State of Queensland, and are included herein or therein on his authority.

AUTHORIZED AGENT IN THE

UNITED STATES

The authorized agent for us and Queensland in the United States is Ken Allen of the Australian Consulate-General, 150 East 42nd Street, 34th Floor, New York, New York 10117-5612.

FURTHER INFORMATION

If you require further information about us, our business address is:

Queensland Treasury Corporation

Level 14,

61 Mary Street

Brisbane, Queensland 4000

Australia

Telephone: (61 7) 3842-4600

A registration statement relating to the securities and the guarantee, which is on file with the SEC, contains further information.

US$500,000,000

Queensland Treasury Corporation

Medium-Term Notes

Series A

Guaranteed by

The Treasurer on behalf of

The Government of Queensland

PROSPECTUS SUPPLEMENT

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November 25, 2003